Exhibit 10.38
[***] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both
(i) not material and (ii) would likely be competitively harmful if publicly disclosed.

Execution Version

ASSET PURCHASE AGREEMENT
by and between
Bellicum Pharmaceuticals, Inc.,
as Seller,
and
The University of Texas M.D. Anderson Cancer Center,
as Buyer
January 17, 2020

Table of Contents

EXHIBITS
Exhibit A    Definitions
Exhibit B    Facility Description
Exhibit C    Form of Escrow Agreement
Exhibit D    Bill of Sale
Exhibit E    Form of Assignment and Assumption
Exhibit F    Form of Master Services Agreement
Exhibit G    Form of Work Order #1
Exhibit H    Description of Sublease Agreement
Exhibit I    Agreed Public Announcement
Exhibit J    Form of Consent to Assignment
DISCLOSURE SCHEDULES

Section 1.01(a)	Assigned Contracts

Section 1.01(b)	Real Property Leases

Section 1.01(c)	Permits

Section 1.01(d)	Equipment Assets

Section 1.01(e)	Tangible Personal Property

Section 1.01(f)	Inventory

Section 1.02(a)	Excluded Assets

Section 4.02(a)	No Conflicts; Consents

Section 4.02(b)	Seller Governmental Authorizations

Section 4.05(a)	Material Contracts

Section 4.05(d)	With Respect to Assigned Contracts

Section 4.06(a)	Encumbrances

Section 4.06(c)	Sufficiency of Purchased Assets

Section 4.07	Real Property

Section 4.09	Insurance Policies

Section 4.10(a)	Legal Proceedings and Governmental Orders

Section 4.11(a)	Compliance with Laws

Section 4.11(b)	Permits

Section 4.12	Environmental Matters

Section 4.14(a)	Employment Matters

Section 4.14(e)	Employment Loss

Section 4.15	Taxes

Section 4.19	Accreditation

Section 6.01	Seller Employees

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT is made and entered into as of January 17, 2020 (the “Effective Date”) by and between Bellicum Pharmaceuticals, Inc., a Delaware corporation (“Seller”), and The University of Texas M.D. Anderson Cancer Center, an institution of higher education and an agency of the State of Texas (“Buyer”). Capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed thereto in Exhibit A.
RECITALS
WHEREAS, Seller owns, leases and operates a biomanufacturing facility and related laboratories and office space located at 2130 W. Holcombe Blvd., Houston, Texas 77030, as described more fully on Exhibit B hereto (the “Facility”);
WHEREAS, Seller uses a portion of the Facility to manufacture certain proprietary cell therapy products owned by Seller in compliance with current Good Manufacturing Practice requirements;
WHEREAS, Seller wishes to sell and assign to Buyer certain specified assets and specified liabilities located at or associated with the Facility, and in connection therewith, secure from Buyer clinical supply manufacturing services at the Facility for Seller’s proprietary cell therapy products, such services to be provided pursuant to a master services agreement (as further described herein, the “MSA”);
WHEREAS, Buyer desires to purchase and assume from Seller certain specified assets and certain specified liabilities of Seller located at or associated with the Facility, on the terms and conditions set forth herein, and, in connection therewith, Buyer desires to enter into the MSA; and
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
PURCHASE AND SALE

Section 1.01    Purchase and Sale of Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase, acquire, assume, accept and receive from Seller, free and clear of any Encumbrances, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible, wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which are owned, used or held for use by Seller or its Affiliates in connection with the operation of the Facility (collectively, the “Purchased Assets”), including the following:

(a)the Contracts listed on Section 1.01(a) of the Disclosure Schedules (the “Assigned Contracts”);

(b)all rights of Seller as lessee under the Leases listed on Schedule 1.01(b) of the Disclosure Schedules (the “Real Property Leases”), including all rights of Seller in and to the Leasehold Improvements situated on the premises leased under the Real Property Leases;

(c)to the extent transferable, all Permits that are held or used by (or which have been filed or delivered by or on behalf of) Seller and required for the operation of the Facility as currently operated or for the ownership and use of the Purchased Assets as currently constituted, including those Permits described in Section 1.01(c) of the Disclosure Schedules;

(d)each item of capital equipment owned by the Seller and located at the Facility (the “Equipment Assets”), including such Equipment Assets set forth on Section 1.01(d) of the Disclosure Schedules;

(e)all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computer hardware, telephones, data processing equipment, office furnishings, instruments, tooling, leasehold improvements, spare parts, keys, access cards, codes, files, warranties, and, to the extent assignable or transferable by Seller, all rights in all warranties of any manufacturer or vendor with respect thereto, and other tangible personal property, including the tangible personal property described in Section 1.01(e) of the Disclosure Schedules;

(f)all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories (including any rights to rebates, refunds or discounts due with respect thereto, “Inventory”), including the Inventory described in Section 1.01(f) of the Disclosure Schedules, but excluding all cell therapy products manufactured by Seller and all Inventory used in the manufacture of such products (“Seller Products”);

(g)all books, records and data (whether in electronic form or otherwise), including, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, supplier lists, inventory records, production data, quality control records and procedures, and all documentation that relates to Seller’s Standard Operating Procedures (“SOPs”) exclusively relating to the operation of the Facility, including documentation that supports the Facility’s compliance with the cGMP requirements for Phase I clinical supply, but excluding books, records, and data directly related to Seller’s cell therapy products or other proprietary programs of Seller or its Affiliates;

(h)any insurance proceeds arising in connection with damage to the Purchased Assets occurring prior to Closing as contemplated by Section 6.13 and all guaranties and warranties concerning any of the Purchased Assets; and

(i)all goodwill and the going concern value of the Facility and the Purchased Assets.

Section 1.02     Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include any of Seller’s right, title and interest in, to and under any or all of following (collectively, the “Excluded Assets”):

(a)     those assets, properties or rights of Seller set forth on Section 1.02(a) of the Disclosure Schedules;

(b)any computer (including both hardware and software), communications, and networking equipment of Seller or located at the Facility, except any such equipment that is a component of any System (as defined on the Disclosure Schedules) that is listed as an Equipment Asset pursuant to Section 1.01(d) of the Disclosure Schedules.

(c)any benchtop laboratory equipment located in the vivarium or research and development laboratories located on the 8th floor of the Facility within the area subject to the Sublease;

(d)any cash, commercial paper, certificates of deposit and other bank deposits, treasury bills or similar fixed-income investments, short-term investments or any other cash equivalents;

(e)any bank account of Seller;

(f)any Contracts other than the Assigned Contracts (collectively, the “Excluded Contracts”);
(g)any Seller Products;

(h)any Intellectual Property owned by Seller, including any clinical or non-clinical data of Seller and its Affiliates other than as set forth in Section 1.01(g);

(i)any Permit, other than as set forth on Section 1.01(c) of the Disclosure Schedules;

(j)any real estate owned or leased by Seller or any of its Affiliates, and any interest arising thereunder, other than the Real Property Leases listed on Section 1.01(b) of the Disclosure Schedules;

(k)all signage, banners, displays and other assets containing, displaying or otherwise bearing any Seller’s Intellectual Property;

(l)any Benefit Plan, or any rights in connection with, or any assets of, any Benefit Plan, including any rights under any Contract or Insurance Policy that pertains to the creation, administration or funding of any such Benefit Plan;

(m)any of Seller’s rights in, to or under Insurance Policies, and all rights to applicable claims and proceeds thereunder (other than insurance proceeds arising in connection with damage to the Purchased Assets occurring prior to the Closing that are required to be assigned to Buyer pursuant to Section 6.15 as described in Section 1.01(h), except to the extent that such rights transfer to Buyer by operation of Law or relate to an Assumed Liability);

(n)any books, records, and data directly related to Seller’s cell therapy products or other proprietary programs of Seller or its Affiliates;

(o)any equity interests in Seller or any of its Affiliates;

(p)any rights, claims and credits of Seller or any of its Affiliates relating to any Excluded Asset or any Excluded Liability, including any guarantees, warranties, indemnities, and similar rights in favor of Seller or any of its Affiliates relating to any Excluded Asset or any Excluded Liability; and

(q)the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller.

Prior to Closing, Seller shall remove the Excluded Assets from the Leased Real Property at Seller’s sole expense except to the extent such Excluded Assets remain in the portion of the premises described in the Sublease Agreement for the duration thereof, but subject to removal of such Excluded Assets upon the termination or expiration of the Sublease Agreement.
Section 1.03     Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement, from and after the Closing, Buyer agrees to assume and pay, perform and discharge only those Liabilities of Seller arising after the Closing under the Assigned Contracts (the “Assumed Liabilities”); provided, however, that the Assumed Liabilities shall not include, and Buyer shall not assume or have any obligation to pay, perform or discharge, any Liability that relates to any failure to perform, improper performance, warranty or other breach, default or violation of any kind by Seller, any of Seller’s Affiliates or any other Person at any time prior to or at the Closing.

Section 1.04     Excluded Liabilities. Notwithstanding the provisions of Section 1.03 or any other provision of this Agreement or any Ancillary Document to the contrary, Buyer is not assuming, nor shall Buyer have any obligation to pay, perform or discharge, any Liabilities of Seller, any of Seller’s Affiliates or any other Person, other than the Assumed Liabilities (all such other Liabilities, the “Excluded Liabilities”). Seller shall, and shall cause its Affiliates to, pay, perform and discharge, as and when due, all Excluded Liabilities.

ARTICLE II
PURCHASE PRICE; PAYMENT

Section 2.01     Purchase Price. Subject to the terms and conditions hereof, the purchase price for the Purchased Assets and the assumption of the Assumed Liabilities shall be an amount equal to Fifteen Million Dollars ($15,000,000) (the “Purchase Price”).

Section 2.02    Payment of Purchase Price.

(a)At the Closing, Buyer shall pay or cause to be paid to Seller, by wire transfer in U.S. dollars of immediately available funds to such bank account or accounts as shall be designated in writing by Seller, an amount equal to the Purchase Price less the Escrow Amount.

(b)At the Closing, pursuant to the terms of an escrow agreement by and among Buyer, Seller and the Escrow Agent in the form attached hereto as Exhibit C (the “Escrow Agreement”), Buyer shall deposit into an escrow account (the “Escrow Account”) with the Escrow Agent an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000) (the “Escrow Amount”) by wire transfer of immediately available funds, in accordance with the Escrow Agreement, to secure Seller’s continuing obligations, covenants, agreements and liabilities under this Agreement, including Seller’s obligations under Article VII hereof. The Escrow Amount shall be disbursed by the Escrow Agent in accordance with the terms of the Escrow Agreement and this Agreement. The creation of the Escrow Agreement, the funding thereof and Buyer’s access thereto shall not limit or be deemed to limit any liability or obligation of Seller under this Agreement, including, without limitation, those set forth in Article VII hereof. Unless the Escrow Agreement is earlier mutually terminated in writing by Buyer and Seller in accordance with its terms, the Escrow Amount shall be held by the Escrow Agent for a period of eighteen (18) months after the Closing, or until all claims asserted by Buyer against the Escrow Account during such eighteen (18) month period have been satisfied, whichever occurs last (the “Escrow Period”). The Escrow Agent shall pay and distribute to Buyer or Seller, as applicable, funds from the Escrow Account in accordance with the Escrow Agreement. The Escrow Amount shall be invested in certain permitted investments pursuant to the Escrow Agreement.

Section 2.03    Allocation of Purchase Price. Buyer and Seller agree that the Purchase Price shall be allocated among the Purchased Assets in the manner required by Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provisions of state or local Law). Seller and Buyer shall provide the other promptly with any other information reasonably required to complete an allocation schedule prepared in accordance with Section 1060 of the Code (the “Allocation Schedule”). Within thirty (30) days after the Closing Date, Seller shall deliver to Buyer the Allocation Schedule. The Allocation Schedule shall be deemed final unless Buyer notifies Seller in writing that Buyer objects to the Allocation Schedule within fifteen (15) days after Seller’s delivery thereof, in which event Buyer and Seller will negotiate in good faith to resolve such dispute. If Buyer and Seller cannot resolve such dispute within twenty (20) days after Buyer notifies Seller of such objections, such dispute with respect to the Allocation Schedule shall be resolved promptly by a nationally recognized accounting firm acceptable to Buyer and Seller, the costs of which shall be borne by Seller. Seller and Buyer shall prepare and file Form 8594 or such other form or statement as may be required by Law, and any comparable state or local income tax form in a manner consistent with the Allocation Schedule. Seller and Buyer shall adhere to the Allocation Schedule for all Tax-related purposes including any federal, foreign, state, county or local income and franchise Tax Return filed by them after the Closing Date, including the determination by Seller of taxable gain or loss on the sale of the Purchased Assets and the determination by Buyer of its tax basis with respect to the Purchased Assets.

Section 2.04    Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of applicable Law. To the extent that amounts are so withheld by Buyer, such withheld amounts (i) shall be remitted by Buyer to the applicable Governmental Authority, and (ii) shall be treated for all purposes of this Agreement as having been paid to Seller in respect of which such deduction and withholding was made by Buyer; provided that, prior to making any deduction or withholding from any payment under this Agreement, Buyer shall provide two (2) days’ prior written notice to Seller of the amounts subject to deduction or withholding and provide to Seller a reasonable opportunity to furnish forms, certificates or other items that would reduce or eliminate such deduction or withholding; provided further, that Buyer shall reasonably cooperate with Seller to minimize any such deduction or withholding. As soon as reasonably practicable after any deduction or withholding is made, Buyer shall deliver to Seller the original or copy of the official receipt issued by the relevant Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to Seller.

Section 2.05    Proration. Seller and Buyer shall prorate as of the Closing Date, in accordance with Section 26.11 of the Texas Tax Code, all Taxes owed on any personal property included in the Purchased Assets. Within ninety (90) days after the Closing Date, Seller and Buyer shall prorate as of the Closing Date: (a) any amounts that were paid by Seller prior to the Closing and relate, in whole or in part, to periods ending after the Closing Date, and (b) any amounts that become due and payable after the Closing Date to the extent such amounts accrued prior to Closing or result from services rendered by Seller prior to Closing, in each case, with respect to (i) the Assigned Contracts, and (ii) all utilities servicing any of the Purchased Assets, including water, sewer, telephone, electricity and gas service. Any such amounts that are not available within ninety (90) days after the Closing Date shall be similarly prorated as of the Closing Date as soon as practicable thereafter. Within five (5) Business Days following each proration of amounts pursuant to this Section: (a) each party shall pay its prorated portion of such amounts to the applicable payee; and (b) if either party has paid to any payee more than such party’s prorated portion of such amounts, the other party shall reimburse the first party for such excess payment.

ARTICLE III
CLOSING

Section 3.01    Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on the third Business Day after the date on which all of the conditions set forth in Section 3.02 and Section 3.03 have been satisfied or waived in writing (other than those conditions that by their terms are to be satisfied or waived at the Closing), or such other date as may be agreed upon in writing by Buyer and Seller (the “Closing Date”); provided, however, that the parties shall use commercially reasonable efforts to have the Closing occur prior to or on February 21, 2020.

Section 3.02    Conditions Precedent to the Obligations of Buyer. Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction or written waiver of Buyer (in its sole and absolute discretion) prior to or at the Closing of the following express conditions precedent:

(a)The Board of Regents of the University of Texas System (the “UT Board of Regents”) shall have approved Buyer’s execution of this Agreement and the performance by it of the transactions and agreements contemplated hereby;

(b)Each of the representations and warranties of Seller contained in this Agreement and in any document, instrument or certificate delivered hereunder shall be true and correct in all material respects when made and at and as of the Closing Date with the same force and effect as though all such representations and warranties had been made on and as of such date, and each of the Fundamental Representations of Seller shall be true and correct on and as of the Closing Date;

(c)Seller shall have performed and complied in all material respects with all of its agreements, obligations and covenants under this Agreement, which are to be performed or complied with by it prior to or on the Closing Date;

(d)No Action shall be threatened or pending before any Governmental Authority that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby and no court or any other Governmental Authority shall have issued an order restraining or prohibiting any of the transactions contemplated hereby;

(e)Since the date of this Agreement, there shall not have been a Material Adverse Effect and no event or circumstance shall have occurred which might reasonably be expected to result in a Material Adverse Effect;

(f)Seller has obtained in writing and shall have delivered to Buyer all of the consents set forth in Section 4.02(a) and Section 4.02(b) of the Disclosure Schedules (the “Required Consents”), in form and substance reasonably satisfactory to Buyer and Buyer’s legal counsel;

(g)All Encumbrances upon the Purchased Assets and the Facility shall have been released, and Seller shall have delivered to Buyer (i) a UCC lien search dated no earlier than ten (10) days prior to Closing showing no Encumbrances upon the Purchased Assets and (ii) any other documentation reasonably required by the title company issuing title insurance for the Leased Real Property to remove all Schedule C exceptions from the title policy or add any endorsements to such policy as reasonably requested by Buyer;

(h)With respect to each Permit set forth on Section 4.11(b) of the Disclosure Schedules that is necessary for Seller to continue to operate the Facility after the Closing Date in substantially the same manner as conducted by Seller immediately prior to the Closing Date, (i) to the extent transferable and required to be transferred on or prior to the Closing, such Permit shall have been transferred to Buyer on or prior to the Closing or Buyer shall have otherwise obtained such Permit or (ii) Seller shall have filed with the appropriate Governmental Authorities all documentation required to be so filed by Seller so that such Permit will be transferred (to the extent transferable) to, or obtained by, Buyer after the Closing so as to allow Buyer to operate the Facility after the Closing Date;

(i)Successful completion of an on-site inspection of the Leased Real Property by (i) the Texas Department of Licensing and Regulation (“TDLR”), (ii) an entity who has contracted with the Texas Commission of Licensing and Regulation (“TCLR”) pursuant to Texas Government Code §469.055, or (iii) a person who holds a certificate of registration issued pursuant to Texas Government Code §469.201, to ensure compliance with the accessibility standards and specifications adopted by TCLR, and correction of any noncompliance with such accessibility standards and specifications, as required under the Real Property Lease; and

(j)Seller shall have delivered to Buyer the following documents, each properly executed and dated as of the Closing Date:

(i)a bill of sale, in substantially the form attached hereto as Exhibit D (the “Bill of Sale”), duly executed by Seller, conveying good and marketable title to the Purchased Assets to Buyer free and clear of all Encumbrances;

(ii)an assignment and assumption agreement, in substantially the form attached hereto as Exhibit E (the “Assignment and Assumption Agreement”), duly executed by Seller, effecting the assignment to and assumption by Buyer of the applicable Purchased Assets and the Assumed Liabilities;

(iii)the Escrow Agreement, duly executed by Seller and the Escrow Agent;

(iv)a master services agreement, substantially in the form attached hereto as Exhibit F (the “Master Services Agreement”), and an initial work order under the Master Services Agreement (“Work Order #1”), substantially in the form attached hereto as Exhibit G, duly executed by Seller, pursuant to which Buyer will supply to Seller certain products manufactured by Buyer;

(v)[DELETED]

(vi)with respect to each Real Property Lease, (a) a Termination of Lease duly executed by all relevant parties, and (b) either (x) an Amendment of Lease or (y) a new, original lease between Buyer and landlord, all in form and substance acceptable to Buyer, in its sole and absolute discretion, delivering the Leased Real Property to Buyer;

(vii)a sublease agreement, duly executed by Seller, pursuant to which Buyer will grant Seller the option to lease a portion of the Leased Real Property on mutually agreed upon terms inclusive of the terms described on Exhibit H, subject to approval by the landlord and The University of Texas System (the “Sublease Agreement”);

(viii)a non-foreign affidavit, duly executed by Seller, dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under Treasury Regulations Section 1.1445-2(b), certifying that Seller is not a “foreign person” as defined in Section 1445 of the Code;

(ix)a certificate of the secretary or an assistant secretary (or equivalent officer) of Seller, certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(x)A certificate of Seller certifying that the conditions set forth in Section 3.02(b) and Section 3.02(c) have been satisfied;

(xi)Certificates of incumbency for the officers of Seller executing this Agreement or any other document contemplated herein dated as of the Closing Date;

(xii)Certificates of existence and good standing of Seller from the States of Texas and Delaware, dated the most recent practicable date prior to the Closing Date; and

(xiii)such other customary agreements, instruments or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 3.03    Conditions Precedent to the Obligations of Seller. Each and every obligation of Seller to be performed on the Closing Date shall be subject to the satisfaction or written waiver by Seller (in its sole and absolute discretion) prior to or at the Closing of the following express conditions precedent:

(a)Each of the representations and warranties of Buyer contained in this Agreement and in any document, instrument or certificate delivered hereunder shall be true and correct in all material respects when made and at and as of the Closing Date with the same force and effect as though all such representations and warranties had been made on and as of such date;
(b)Buyer shall have performed and complied in all material respects with all of its agreements, obligations and covenants under this Agreement which are to be performed or complied with by it prior to or on the Closing Date;

(c)No Action shall be threatened or pending before Governmental Authority that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby and no court or any other Governmental Authority shall have issued an order restraining or prohibiting any of the transactions contemplated hereby; and

(d)Buyer shall have delivered to Seller the following documents, each properly executed and dated as of the Closing Date:
(i)the Assignment and Assumption Agreement, duly executed by Buyer;

(ii)the Escrow Agreement, duly executed by Buyer;

(iii)the Master Services Agreement and Work Order #1, each duly executed by Buyer;

(iv)the Amendment of Lease, duly executed by Buyer;

(v)the Sublease Agreement, executed by Buyer;

(vi)a certificate of Buyer certifying that the conditions set forth in Section 3.03(a) and Section 3.03(b) have been satisfied; and

(vii)such other customary agreements, instruments or documents, in form and substance reasonably satisfactory to Seller, as may be required to give effect to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing.
Section 4.01    Organization and Authority; Enforceability; Binding Agreement.

(a)Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller has full corporate power and authority to carry on its business as it is currently being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such assets and properties are currently owned, operated or held.

(b)Seller has the full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations under this Agreement and the Ancillary Agreements. The execution and delivery by Seller of this Agreement and each Ancillary Agreement to be executed and delivered by it, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Seller and no other corporate proceedings on the part of Seller are required to authorize this Agreement or any of the documents or instruments required hereby or for Seller to consummate the transactions contemplated hereby or thereby. This Agreement is, and the Ancillary Agreements to which Seller is a party will be, when executed and delivered by the parties thereto, the valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except to the extent that (i) such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (ii) specific performance may not be available in certain jurisdictions outside the U.S.

Section 4.02    No Violation or Conflict; Consents. Except as set forth on Section 4.02(a) of the Disclosure Schedules, the execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, articles of organization, bylaws, operating agreement or other organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or any of the Purchased Assets; (c) require the consent of, notice to, or other action by or with respect to any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Assigned Contract or any Permit included in the Purchased Assets; or (d) result in the creation or imposition of any Encumbrance on any of the Purchased Assets. Except as set forth on Section 4.02(b) of the Disclosure Schedules, no notice to, filing or registration with, or authorization, consent or Approval of, any Governmental Authority is necessary or is required to be made or obtained by Seller in connection with the execution and delivery of this Agreement or any of the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.03    [DELETED]

Section 4.04     Absence of Certain Changes, Events and Conditions. Since September 30, 2019, (a) Seller has conducted its business with respect to the Purchased Assets only in the ordinary course consistent with past practices, and (b) there has not been any (i) event, occurrence or development that has had, or would reasonably be expected to have a Material Adverse Effect, (ii) incurrence of any Seller Indebtedness, (iii) sale or other disposition of any asset constituting or which otherwise would have constituted a Purchased Asset, (iv) material increase or decrease in the level of Inventory purchased or consumed (excluding Seller Products), (v) cancellation of any debts or claims or amendment, termination or waiver of any rights constituting or which otherwise would have constituted a Purchased Asset, (vi) increase in any compensation of any Seller Employees set forth on Section 6.01 of the Disclosure Schedules (including any increase pursuant to any bonus, insurance, pension, profit-sharing, retirement, or other Benefit Plan or commitment), (vii) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under similar Law, in each case, affecting the operation of the Facility or any of the Purchased Assets, or (ix) entry into any Contract to do any of the foregoing.

Section 4.05     Contracts.

(a)Section 4.05(a) of the Disclosure Schedules contains a true and complete list of all Contracts (including the date and title of the Contract, the parties thereto, the term thereof, any requirement for consent to assignment of such Contract by Seller to Buyer, and any and all amendments or modifications thereto) (x) to which Seller is a party or by which it is bound in connection with the Facility, Assumed Liabilities or Purchased Assets or the operation thereof, or (y) by which the Facility or any Purchased Asset is bound or affected (each, a “Material Contract”), including:

(i)all Contracts for the purchase or sale of Inventory, materials, supplies, merchandise, machinery, equipment, parts or other property, assets, or services requiring aggregate future payments or involving aggregate future receipts in excess of $1,000, other than purchase orders with Seller’s suppliers entered into in the ordinary course of business;

(ii)all Real Property Leases;

(iii)all employment agreements and Contracts with independent contractors, contingent workers or consultants (or similar arrangements) of Seller;

(iv)all Contracts relating to Seller Indebtedness;

(v)all Contracts with any Governmental Authority;

(vi)all Contracts that limit or purport to limit the ability of Seller or, following the Closing, Buyer or any of its Affiliates to compete in any line of business or with any Person or in any geographic area or during any period of time;

(vii)all joint development, joint venture, partnership or similar Contracts;

(viii)all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(ix)all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts; and

(x)all powers of attorney with respect to any Purchased Asset.

(b)Seller has made available to Buyer true and complete copies of all Material Contracts, including all schedules, exhibits, modifications, amendments and supplements thereto. Each Material Contract is in full force and effect and is a legal, valid and binding obligation of Seller as a party thereto and, to Seller’s knowledge, the other parties thereto, in accordance with its terms and conditions, in each case subject to applicable bankruptcy, insolvency, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity. Neither Seller nor, to Seller’s knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate or materially modify the terms of, any Material Contract. There are no material disputes pending or, to Seller’s knowledge, threatened under any Material Contract. To Seller’s knowledge, no condition exists or event has occurred (or failed to occur) which, alone or with the giving of notice, the lapse of time or both, would constitute a material default or a claim of excusable delay or non-performance under any of the Material Contracts. Each Material Contract is in full force and effect and will be in full force and effect immediately following the Closing.

(c)Each Material Contract constitutes the entire agreement by and between the respective parties thereto with respect to the subject matter of such Material Contract.

(d)Except as expressly set forth on Section 4.05(d) of the Disclosure Schedules, none of the Assigned Contracts requires consent to the assignment to and assumption by Buyer. Except as expressly set forth on Section 4.05(d) of the Disclosure Schedules, the assignment of the Assigned Contracts to and assumption of the Assigned Contracts by Buyer will not result in any breach, penalty, premium or material variation of the rights, remedies, benefits or obligations of any party thereunder. Except as expressly set forth on Section 4.05(d) of the Disclosure Schedules, Seller has not given or received any correspondence or other notice (whether written or oral) with respect to any actual, alleged or potential violation, breach or default under or any demand for renegotiation or termination with respect to any Contract. Other than as expressly set forth on Section 4.05(d) of the Disclosure Schedules, no Contract contains any non-competition restriction, take-or-pay arrangement or other term that requires the business to deal exclusively with a particular party with respect to particular goods or services. Each Contract was entered into in the ordinary course of business and without the commission of any act, or any consideration having been paid or promised, which is or would be in violation of any Law. Except as expressly disclosed on Section 4.05(d) of the Disclosure Schedules, as of the date of this Agreement no customer or supplier with respect to any Assigned Contract has indicated in writing to Seller that it intends to stop or materially decrease the rate of business done with the Facility or desires to materially renegotiate its contract or current arrangement with the Facility.

Section 4.06    Title to, Condition and Sufficiency of Purchased Assets.

(a)Seller has good and marketable title to, a valid Leasehold Interest in or a valid right to use, all of the Purchased Assets. Seller is the sole record and beneficial owner of, or the sole lessor of, as applicable, the Purchased Assets. Except for the Real Property Leases, none of the Purchased Assets is the subject of any Contract providing for payment on deferred terms or any similar arrangement, or retention of title or similar arrangement. Except as set forth on Section 4.06(a) of the Disclosure Schedules, all of the Purchased Assets (including Leasehold Interests) are free and clear of Encumbrances. At the Closing, Seller will convey to Buyer good and marketable title to all properties, assets and leasehold estates, tangible and intangible, constituting the Purchased Assets or any part thereof, free and clear of all Encumbrances.

(b)The buildings, structures, furniture, fixtures, machinery, equipment, vehicles and other items of real and tangible personal property included in the Purchased Assets are structurally sound, are in good operating condition and repair, are free from material defect, and are adequate for the uses for which they are currently being used, and none of such buildings, structures, furniture, fixtures, machinery, equipment, vehicles and other items of real and tangible personal property is in need of (or in the course of receiving) maintenance, repairs or replacement, except for ordinary, routine maintenance and repairs that are not, individually or in the aggregate, material in nature or cost. All such buildings, structures, furniture, fixtures, machinery, equipment, vehicles and other items of real and tangible personal property have been maintained by Seller in the ordinary course of business in a manner consistent with any applicable maintenance schedule and industry practice.

(c)Except as set forth on Section 4.06(c) of the Disclosure Schedules, the Purchased Assets constitute all of the rights, property and assets owned, maintained, used or held for use by Seller or any of its Affiliates in connection with the manufacture and release of cell therapy products at the Facility. The Purchased Assets are sufficient for the continued manufacturing of Phase I clinical supply of cell therapy products pursuant to cGMP requirements (as provided for in the U.S. Food and Drug Administration’s Guidance for Industry, CGMP for Phase I Investigational Drugs, July 2008) and the associated release testing at the Facility after the Closing in substantially the same manner as conducted by Seller on the Closing Date and during the 12-month period prior to the Closing Date. Except as required for the manufacture of Seller’s cell therapy product pursuant to the MSA, no Intellectual Property of Seller is required to operate the Facility or manufacture and release cell therapy products at the Facility after the Closing in substantially the same manner as conducted by Seller on the Closing Date and during the 12-month period prior to the Closing Date. To Seller’s knowledge, there are no facts or conditions affecting the Purchased Assets or the Facility which could, individually or in the aggregate, interfere in any material respect with the use, occupancy or operation of the Purchased Assets or the Facility as currently used, occupied or operated, or their adequacy for such use.

Section 4.07    Real Property; Leased Real Property. Section 4.07 of the Disclosure Schedules sets forth the address of the Leased Real Property and a true and complete list of all Real Property Leases for the Leased Real Property. Except as set forth in Section 4.07 of the Disclosure Schedules, Seller does not lease, sublease, license or occupy any real property in connection with its operation of the Facility. Except as set forth in Section 4.07 of the Disclosure Schedules, with respect to each of the Real Property Leases for the Leased Real Property: (i) Seller has a valid Leasehold Interest in the Leased Real Property; (ii) such Real Property Lease is legal, valid, binding and enforceable in accordance with its terms and in full force and effect and has not been modified; (iii) the transactions contemplated hereby do not require the consent of any other party to such Real Property Lease and will not result in a breach of or default under such Real Property Lease, or otherwise cause such Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iv) neither Seller nor, to the knowledge of Seller, any other party to such Real Property Lease is in breach or default in any material respect under such Real Property Lease and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such Real Property Lease; and (v) Seller has not collaterally assigned or granted any security interest in any such Real Property Lease or any interest therein. Seller has provided a true and complete copy of each Real Property Lease and all amendments thereto to Buyer.

Section 4.08     Inventory. All Inventory on hand that is not Seller Products consists of a quality and quantity usable or salable in the ordinary course of the business. All Inventory is owned by Seller free and clear of all Encumbrances, and no Inventory is held on a consignment basis. All Inventory is located at, or is in transit to, the Facility. The level of Inventory is sufficient for the manufacture and release of cell therapy products (in compliance with cGMP requirements) immediately following the Closing.

Section 4.09     Insurance. Section 4.09 of the Disclosure Schedules sets forth a true and complete list of all insurance policies maintained by Seller with respect to the Purchased Assets or the Assumed Liabilities indicating with respect to each such policy or fund, the type of insurance, whether the policy is an occurrence or a claims made policy, policy number, annual premium, remaining term, the identity of the insurer, coverage limits and applicable deductibles (collectively, the “Insurance Policies”). The Insurance Policies are in full force and effect and Seller is not in default of any provision thereof nor has it received notice of cancellation, termination or nonrenewal thereof or of any material increase in the premiums payable thereunder. The Insurance Policies are sufficient for compliance with all applicable Laws and Contracts to which Seller is a party or by which any of the Purchased Assets or Assumed Liabilities is bound or affected. Prior to the date of this Agreement, Seller has made available to Buyer true and complete copies of the Insurance Policies. Seller has one or more “business interruption” insurance policies in customary form and amount covering the Facility and the Purchased Assets, and the proceeds of such policies are assignable to Buyer at Closing to the extent required by Section 6.13. All of such policies are now and will be until the Closing in full force and effect on an occurrence basis with no premium arrearages. There is not outstanding any requirement or recommendation by any insurance company that issued any such policy or by any board of fire underwriters or other similar body exercising similar functions or by any Governmental Authority exercising similar functions which requires or recommends any repairs or other work to be done or with respect to the Facility. Seller has given to its insurer in a timely manner all notices required to be given under its insurance policies with respect to all claims and actions covered by insurance, and no insurer has denied coverage of any such claims or actions or reserved its rights in respect of or rejected any with such claims. Seller has not as of the date hereof (i) received any notice or other communication from any such insurance company canceling or materially amending any of said insurance policies, and no such cancellation or amendment is threatened, or (ii) failed to give any required notice or present any claim which is still outstanding under any of said policies.

Section 4.10    Legal Proceedings; Governmental Orders.

(a)Except as set forth in Section 4.10(a) of the Disclosure Schedules, there is no prior settlement or conciliation agreement, and no Action or Governmental Order pending or, to Seller’s knowledge, threatened against or by Seller (i) relating to or affecting the Purchased Assets, the Facility, any current or former employee (in its capacity as such) or the Assumed Liabilities, or (ii) that would reasonably be expected to challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Seller’s knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to give rise to, or serve as a basis for, any such Action or Governmental Order. Except as set forth in Section 4.10(a) of the Disclosure Schedules, since January 1, 2013, neither Seller nor the Purchased Assets has been subject to any formal or informal (for which Seller has received notice) Action of the OIG, CMS, the Justice Department, the United States General Accounting Office, the Texas Department of Health, the Texas Medicaid program or any similar Governmental Authority.

(b)Except as set forth in Section 4.10(a) of the Disclosure Schedules, Seller has made available to Buyer true and complete copies of (i) all pleadings and (ii) all material correspondence and other material documents relating to each item set forth in Schedule 4.10(a).

(c)Seller is not a party to any Action or to any settlement or conciliation agreement with respect to the compliance of the Facility or any of the Purchased Assets with the Americans with Disabilities Act, as amended, or Section 504 of the Rehabilitation Act of 1973.

(d)Seller has not engaged in any transaction that would reasonably be expected to subject Seller (or any successor-in-interest) to any avoidance action with respect to the Purchased Assets. Without limiting the generality of the foregoing, Seller has not, with respect to the Purchased Assets, (i) received any material payments from its account debtors outside the ordinary and usual course, (ii) acquired or sold any asset other than for reasonably equivalent value or (iii) conducted any business with any debtor-in-possession or bankrupt estate other than in the ordinary and usual course.

Section 4.11    Compliance with Laws; Permits.

(a)Except as set forth in Section 4.11(a) of the Disclosure Schedules, Seller is, and has been, in material compliance with all Laws applicable to the ownership or use of the Purchased Assets, the operation of the Facility and the regulations thereunder. Seller has not received any notice or other communication (whether written or oral) from any Governmental Authority or any other Person regarding any actual or possible violation of or failure to comply with any applicable Law or Governmental Order with respect to the operation of the Facility and use of the Purchased Assets.

(b)Section 4.11(b) of the Disclosure Schedules lists all current Permits issued to Seller which are related to the ownership or use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. Except as set forth in Section 4.11(b) of the Disclosure Schedules, all Permits required for the ownership or use of the

Purchased Assets have been obtained by Seller and are valid and in full force and effect. Seller has provided or made available to Buyer a true and complete copy of each Permit and all amendments thereto. There is no pending or, to Seller’s knowledge, threatened Action by or before any Governmental Authority to revoke, cancel, rescind, suspend, restrict, modify, or refuse to renew any Permit or Approval owned or held by Seller related to the ownership or use of the Purchased Assets, and all such Permits and Approvals are now, and as of the Closing shall be, unrestricted, in good standing, in full force and effect and not subject to meritorious challenge. To the Seller’s knowledge, no event has occurred and no facts exist with respect to any Permit or Approval owned or held by Seller that allows, or after notice or the lapse of time or both, would allow the suspension, revocation, lapse or termination of any such Permit set forth in Section 4.11(b) of the Disclosure Schedules or Approval, or would result in any other impairment in the rights of any holder thereof. Seller has not received any written notice or communication from any Governmental Authority regarding any violation of any Permit or Approval owned or held by Seller in connection with the ownership or use of the Purchased Assets (other than any surveys or deficiency reports for which Seller has submitted a plan of correction that has been accepted or Approved by the applicable Governmental Authority). Seller has delivered to Buyer accurate and complete copies of all survey reports, deficiency notices, plans of correction, and related correspondence received by Seller since January 1, 2016 in connection with the Permits and Approvals owned or held by Seller that relate to operation of the Facility or the ownership or use of the Purchased Assets.

(c)Seller and its Affiliates have established and maintain disclosure controls and procedures (as defined in Rule 13a-15 under the Securities Exchange Act of 1934 (the “1934 Act”)). Such disclosure controls and procedures are designed to ensure that material information relating to the Seller and its Affiliates is made known to the Seller’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are effective in alerting in a timely manner the Seller’s principal executive officer and principal financial officer to material information required to be included in the Seller’s periodic and current reports required under the 1934 Act.

(d)Seller and its Affiliates have established and maintain a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Seller’s financial reporting and the preparation of the Seller’s consolidated financial statements for external purposes in accordance with GAAP. The Seller has disclosed, based on its most recent evaluation of internal controls prior to the date of this Agreement, to the Seller’s auditors and audit committee (i) any deficiencies, significant deficiencies and material weaknesses in the design or operation of internal controls that are reasonably likely to adversely affect the Seller’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of the Seller and its Affiliates.

Section 4.12    Environmental Matters. Except as set forth in Section 4.12 of the Disclosure Schedules: (a) Seller is, and has at all times been, in compliance with all Environmental Laws affecting or applicable to the Purchased Assets and the Leased Real Property; (b) Seller has not received any Environmental Notice or Environmental Claim nor to Seller’s knowledge is there any basis for any Environmental Claim against Seller; (c) to Seller’s knowledge, there is no existing contamination by, and there has not been any Release of, any Hazardous Materials on, at, under or around the Leased Real Property resulting from or relating in any way to the ownership or operation of the Purchased Assets or Facility by Seller; (d) all Hazardous Materials generated by or in connection with the ownership and operation of the Purchased Assets and Facility by Seller are and have been handled and disposed of in compliance in all material respects with all applicable Environmental Laws; and (e) Seller has obtained and is and has been in compliance with all Environmental Permits (each of which is disclosed in Section 4.12 of the Disclosure Schedules) necessary for the operation of the Facility as currently conducted or the ownership, lease, operation or use of the Purchased Assets and the Leased Real Property. Seller has made available to Buyer true and complete copies of all environmental studies in the possession or control of Seller, or to which Seller has access, relating to the Purchased Assets or the Leased Real Property. To Seller’s knowledge, it has no liability under any Environmental Law with respect to any of the Purchased Assets or the Leased Real Property, nor is to Seller’s knowledge is Seller responsible for any liability of any other Person under any Environmental Law with respect to any of the Purchased Assets, the Facility or the Leased Real Property. To Seller’s knowledge, neither PCBs, lead paint, nor asbestos-containing materials are present on or at the Facility or the Leased Real Property.

Section 4.13    [DELETED]

Section 4.14    Employment Matters.

(a)Section 4.14(a) of the Disclosure Schedules sets forth a true and complete list of all employees of Seller located at the Facility and made available to Buyer for hire (each, a “Seller Employee” and, collectively, the “Seller Employees”), and sets forth for each such individual the following: (a) such individual’s name; (b) such individual’s legal status for employment purposes; (c) the entity that employs or has engaged such individual; (d) such individual’s title or position (including whether full-time or part-time); (e) such individual’s hire or retention date; (f) such individual’s current annual base compensation rate or contract fee; (g) such individual’s accrued paid time off and commission, bonus or other incentive-based compensation; and (h) a description of the Benefit Plans in which such individual is enrolled as of the date of this Agreement and the fringe benefits provided to such individual as of the date of this Agreement. All compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors, contingent workers and consultants of Seller with respect to the Purchased Assets for services performed on or prior to the Closing Date have been paid in full, and there are no outstanding agreements, understandings or commitments of Seller or Seller’s Affiliates, whether written or oral, with respect to any such compensation, commissions, bonuses, fees or other terms of employment or engagement.

(b)With respect to each Seller Employee, Seller is in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety and health requirements, plant closings, wages and hours, withholding of Taxes, employment discrimination, disability rights or benefits, retirement benefits, joint employment, paid sick time, protected concerted activity, employee privacy, records retention, drug and alcohol testing, background checks, equal opportunity, labor relations, employee leave issues, immigration matters, unemployment insurance and any similar or related matters. All such individuals have at all times been accurately classified by Seller as an employee or non-employee, including for purposes of participation in any labor and/or employment contract, agreement or arrangement or any Benefit Plan. No individual listed in Section 4.14(a) of the Disclosure Schedules is represented by a labor union.

(c)(i) There is no pending or, to Seller’s knowledge, threatened employee strike, work stoppage or labor dispute concerning Seller or the Facility, and none has occurred; (ii) to Seller’s knowledge, no union representation question exists respecting any employees, no demand has been made for recognition by a labor organization by or with respect to any employees, no union organizing activities by or with respect to any employees are taking place, and none of the employees is represented by any labor union or organization; (iii) no collective bargaining agreement exists or is currently being negotiated by Seller; (iv) there is no unfair practice claim against Seller before the National Labor Relations Board pending or, to Seller’s knowledge, threatened against or involving Seller or the Facility; (v) [deleted]; (vi) Seller is not engaged in any unfair labor practices; and (vii) Buyer will not be subject to any claim or liability for severance pay as a result of the consummation of the transactions contemplated herein through the Closing.

(d)Seller is in compliance with the terms and provisions of the Immigration Act. For employees for whom compliance with the Immigration Act is required, Seller has obtained and retained a complete and true copy of each such employee’s Form I-9 (Employment Eligibility Verification Form) and all other records or documents required to be prepared, procured or retained pursuant to the Immigration Act. Seller has not been cited, fined, served with a Notice of Intent to Fine or with a Cease and Desist Order (as such terms are defined in the Immigration Act), nor has any Action been initiated or threatened against Seller, by reason of any actual or alleged failure to comply with the Immigration Act.

(e)Except as set forth in this Agreement, Seller does not presently intend to take any action that would result in an Employment Loss by any of the Seller Employees between the Effective Date and the Closing Date. “Employment Loss” for this purpose shall mean (a) an employment termination, other than a discharge for cause, voluntary departure, or retirement, (b) a layoff exceeding six (6) months or (c) a reduction in hours of work of more than fifty percent (50%). Five (5) Business Days prior to Closing, Seller shall deliver to Buyer an update to Section 4.14(e) of the Disclosure Schedules which will provide the above information for all Seller Employees who experienced an Employment Loss within ninety (90) days prior to the date such Schedule is delivered.

(f)Seller has complied with all applicable Laws relating to employee health and safety with respect to the Facility and the Purchased Assets, and Seller has not received any written notice from any Governmental Authority that past or present conditions of the Facility or the Purchased Assets (or the operation thereof) violate any applicable legal requirements or otherwise will be made the basis of any Action based on OSHA violations or otherwise related to employee health and safety.

(g)Except as set forth on Section 4.14(a) of the Disclosure Schedules, all Seller Employees who have been involved in the development of any Seller Intellectual Property have executed and delivered invention assignment and confidentiality agreements, in a form sufficient to vest all right, title and interest in Seller in and to all Seller Intellectual Property created during the course of work for Seller or at the Facility, and all current employees, contractors and consultants of Seller who have access to confidential information or trade secrets authored, created or developed in the conduct of the Facility have executed nondisclosure agreements containing reasonable restrictions on the use and disclosure of material nonpublic information pertaining to the Facility and Purchased Assets. Seller has taken reasonable steps to protect the secrecy and confidentiality of all material nonpublic information pertaining to the Facility and Purchased Assets.

Section 4.15    Taxes. Except as set forth in Section 4.15 of the Disclosure Schedules: (a) all Tax Returns with respect to the Purchased Assets required to be filed by Seller for any Pre-Closing Tax Period have been, or will be, timely filed, and such

Tax Returns are, or will be, true and complete in all respects; (b) all Taxes due and owing by Seller with respect to the Purchased Assets (whether or not shown on any Tax Return) have been, or will be, timely paid; (c) no extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller with respect to the Purchased Assets; (d) all deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority with respect to the Purchased Assets have been fully paid; (e) Seller is not a party to any Action by any taxing authority and, to the Seller’s knowledge, no such Action is threatened by any taxing authority, with respect to the Purchased Assets; (f) there are no Encumbrances for Taxes upon any of the Purchased Assets nor, to the Seller’s knowledge, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable); and (g) Seller is not a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b) with respect to the Purchased Assets. Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

Section 4.16    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Seller.

Section 4.17    Solvency; No Fraudulent Conveyance. Seller currently is, and immediately following the Closing Date, Seller will be, solvent for all purposes under federal bankruptcy and applicable state fraudulent transfer and fraudulent conveyance Laws, and the transactions contemplated hereby do not constitute fraudulent transfers or fraudulent conveyances under such Laws. For purposes hereof, the term “solvent” means that: (a) the fair, salable value of Seller’s tangible assets is in excess of the total amount of its liabilities (including, for purposes of this definition, all liabilities, whether or not reflected on a balance sheet prepared in accordance with generally accepted accounting principles, and whether direct or indirect, fixed or contingent, secured or unsecured, and disputed or undisputed); (b) Seller is able to pay its debts or obligations in the ordinary course as they mature; and (c) Seller has capital sufficient to carry on the operation of its business.

Section 4.18    No Other Representations or Warranties. Except for the representations and warranties set forth in this Agreement and any certificates delivered hereunder, Buyer acknowledges that neither Seller, nor any of its Affiliates or any Person acting on behalf of Seller makes or has made any other express or any implied representation or warranty to Buyer as to the accuracy or completeness of any information regarding the Purchased Assets.

Section 4.19    Accreditation. Section 4.19 of the Disclosure Schedules sets forth an accurate and complete list of all accreditations and certifications held by Seller in connection with its operation of the Facility and its ownership and use of the Purchased Assets. All such accreditations/certifications are and shall be effective, unrestricted and in good standing as of the date hereof and as of the Closing Date. No event has occurred or other fact exists with respect to such accreditations/certifications that allows, or after notice or the lapse of time or both, would allow, revocation or termination of any such accreditations or certifications, or would result in any other impairment in the rights of any holder thereof. There is no pending or, to Seller’s knowledge, threatened Action by any accrediting body to revoke, cancel, rescind, suspend, restrict, modify, or non-renew any such accreditation or certifications, and no such Actions are pending, threatened or imminent.

Section 4.20     Regulatory Compliance.

(a)None of Seller or any of its officers, directors or employees, have been convicted of, charged with or, to Seller’s knowledge, investigated for, or have engaged in conduct that would constitute, a Medicare or other Federal Health Care Program (as defined in 42 U.S.C. § 1320a-7(b)(f)) related offense or convicted of, charged with or, to Seller’s knowledge, investigated for, or engaged in conduct that would constitute a violation of any Law related to fraud, theft, embezzlement, breach of fiduciary duty, kickbacks, bribes, other financial misconduct, obstruction of an investigation or controlled substances. None of Seller or any officer, director, employee or independent contractor of Seller (whether an individual or entity), has been excluded from participating in any Government Program, subject to sanction pursuant to 42 U.S.C. § 1320a-7a or § 1320a-8 or been convicted of a crime described at 42 U.S.C. § 1320a-7b, nor, to Seller’s knowledge, are any such exclusions, sanctions or charges threatened or pending.

(b)None of Seller or any of its officers, directors or employees, are or have been debarred, excluded, or suspended under 21 U.S.C. §335a(a) or (b), nor has Seller or any of its officers, directors or employees been convicted of a felony under federal law for conduct relating to the development or approval of any drug product, new drug application (NDA), abbreviated new drug application (ANDA), Product License Application (PLA), Establishment License Application (ELA), or Biologics License Application (BLA). Seller further represents that no debarred, suspended, excluded or convicted entity perform or render, any services pursuant to this Agreement.

(c)Seller, the Facility, and the Purchased Assets have been and are presently in compliance with Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute), including specifically, the Ethics in Patient Referrals Act, as amended, or “Stark Law,” 42 U.S.C. § 1395nn; Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute); the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, as amended, 31 U.S.C. §§ 3729-3733; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. § 1320a-7; HIPAA and all applicable implementing regulations, rules, ordinances and Orders; and any similar state and local statutes, regulations, rules, ordinances and Orders, and any corresponding State of Texas statutes and applicable implementing regulations that address the subject matter of the foregoing.

(d)Seller has not received any communication from a Governmental Authority, commercial payor or patient that alleges Seller, the Facility or the Purchased Assets are not in compliance with any Law, other than statements of deficiencies from a Governmental Authority received in the ordinary course of business, a copy of each of which has been provided to Buyer. Seller has timely filed all material reports, data, and other information required to be filed with such commissions, boards, bureaus, and agencies regarding Seller and the Purchased Assets.

(e)There are no open U.S. Food and Drug Administration regulatory issues or concerns related to safety or Chemistry Manufacturing and Controls for any products manufactured in the Facility.

(f)With respect to the Facility and Purchased Assets, Seller is in substantial compliance with, and at all times has substantially complied with, all U.S. export control laws and regulations, including the U.S. Export Administration, Regulations, the Foreign Assets Control Regulations and the International Traffic in Arms Regulations.

Section 4.21    Personal Property. Section 1.01(e) of the Disclosure Schedules includes an accurate and complete list of each item of personal property (and personal property which, in the aggregate, constitute a System as defined in the Disclosure Schedules) having a value (or, as to a System, an aggregate value) in excess of $250 as of the date hereof. All such personal property is in good operating condition and repair, except for ordinary wear and tear. Except as disclosed on Section 4.21 of the Disclosure Schedules, Seller has not sold or otherwise disposed of any item or items of plant, property or equipment with respect to the Purchased Assets or the Facility (other than Inventory items sold, used or disposed of in the ordinary course of business) since June 1, 2019. No Person other than Seller owns any of the foregoing personal property, except for items leased by Seller or improvements to items leased by Seller as identified on Schedule 4.06 of the Disclosure Schedules.

Section 4.22    Ethics Matters; No Financial Interest. Seller and each of the Seller Knowledgeable Persons have read and understand the following: MD Anderson’s Ethics Policy, Conflicts of Interest Policy and Standards of Conduct Guide available at http://www.mdanderson.org/about-us/doing-business/vendors-and-suppliers/index.html and at https://www.mdanderson.org/about-md-anderson/business-legal/conflict-of-interest.html, and applicable state ethics laws and rules at http://www.utsystem.edu/offices/general-counsel/ethics. Neither Seller, nor any Seller Knowledgeable Person (while employed, engaged by and/or serving as an officer or director of Seller) will assist or cause Buyer’s employees to violate its Conflicts of Interest Policy, Standards of Conduct Guide, or applicable state ethics laws or rules. Seller represents and warrants that no member of the UT Board of Regents has a direct or indirect financial interest in the transaction that is the subject of this Agreement. Further, Seller agrees to comply with Section 2252.908, Texas Government Code (Disclosure of Interested Parties Statute), and 1 TAC Sections 46.1 through 46.5 (Disclosure of Interested Parties Regulations), as implemented by the Texas Ethics Commission (“TEC”), including, among other things, providing the TEC and Buyer with information required on the form promulgated by TEC. Seller may learn more about these disclosure requirements, including the use of TEC’s electronic filing system, by reviewing the information on TEC’s website at https://www.ethics.state.tx.us/whatsnew/_Form1295.html.

Section 4.23    Texas Family Code Child Support Certification. Pursuant to Section 231.006, Texas Family Code, Seller represents and warrants that it is not ineligible to receive the award of or payments under this Agreement, and acknowledges and agrees that this Agreement may be terminated and payment withheld if this certification is inaccurate.

Section 4.24    Certification Regarding Boycotting Israel. Pursuant to Chapter 2271, Texas Government Code, Seller represents and warrants that it (1) does not currently boycott Israel; and (2) will not boycott Israel during the term of this Agreement. Seller acknowledges that this Agreement may be terminated and payment withheld if this certification is inaccurate.

Section 4.25    Certification Regarding Business with Certain Countries and Organizations. Pursuant to Subchapter F, Chapter 2252, Texas Government Code, Seller represents and warrants that it is not engaged in business with Iran, Sudan, or a foreign terrorist organization. Seller acknowledges that this Agreement may be terminated and payment withheld if this certification is inaccurate.

Section 4.26    Access by Individuals with Disabilities. Seller represents and warrants that the electronic and information resources and all associated information, documentation and support included in the Purchased Assets (the “EIR”) comply with applicable requirements in 1 TAC Chapter 213 and 1 TAC Section 206.70 (ref. Subchapter M, Chapter 2054, Texas Government Code). Seller represents and warrants it will, at no cost to Buyer or any of its Affiliates, either (1) perform all necessary remediation to make the EIRs satisfy this EIR accessibility representation and warranty; or (2) replace the EIRs with new EIRs that satisfy this EIR accessibility representation and warranty.

Section 4.27    TPIA. The requirements of Subchapter J, Chapter 552, Government Code, may apply to this Agreement and Seller represents, warrants and agrees that this Agreement can be terminated if Seller knowingly or intentionally fails to comply with a requirement of Subchapter J, Chapter 552, Government Code.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Seller that the statements contained in this Article V are true and correct as of the Closing.
Section 5.01    Organization and Authority; Enforceability.

(a)The University of Texas was established by the Texas Constitution in 1876 and currently consists of eight academic universities and six health institutions, including Buyer. The UT Board of Regents is the governing body for the University of Texas System.

(b)Buyer has the full power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations under this Agreement and the Ancillary Agreements to which Buyer will become a party. The execution and delivery by Buyer of this Agreement and each Ancillary Agreement to be executed and delivered by it, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action by the UT Board of Regents and no other proceedings on the part of Buyer are required to authorize this Agreement or any of the documents or instruments required hereby or for Buyer to consummate the transactions contemplated hereby or thereby. This Agreement is, and the Ancillary Agreements to which Buyer is a party will be, when executed and delivered by the parties thereto, the valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms.

Section 5.02    No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer. Other than the approval of the UT Board of Regents, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.03    Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Buyer’s knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to give rise to, or serve as a basis for, any such Action.

Section 5.04    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 5.05    No Other Representations or Warranties. Except for the representations and warranties set forth in this Agreement and any certificates delivered hereunder, Seller acknowledges that none of Buyer, any of its Affiliates or any Person acting on behalf of any of the foregoing makes or has made any other express or any implied representation or warranty to Seller as to the accuracy or completeness of any information regarding Buyer.

Section 5.06     Financial Ability to Perform. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

ARTICLE VI
COVENANTS

Section 6.01    Employees and Employee Benefits.

(a)Seller shall terminate the employment of all Seller Employees that accept an offer of Buyer pursuant to Section 6.01(b) effective as of the Closing Date. Seller shall be liable for all liabilities arising as a result of, or related to, the employment of Seller Employees on or prior to the Closing Date, and, except with respect to the Transferred Employees, after the Closing Date, including liabilities related to the termination of the employment of the Seller Employees by Seller effective as of the Closing Date, as well as any amounts to which any Seller Employee becomes entitled under any Benefit Plan as a result of or in connection with the transactions contemplated by this Agreement or the termination of employment of such Seller Employee by Seller. Without limiting the generality of the foregoing sentence, Seller shall be solely responsible for Seller’s employment of the Seller Employees or the termination of such employment, including with respect to any required compliance with the Worker Adjustment, Retraining and Notification Act of 1988 (“WARN Act”), any applicable state Laws requiring the giving of notice of terminations, lay-offs, site closings or other comparable events, and any continuation healthcare coverage mandated by applicable Law.

(b)Effective as of the Closing, but contingent thereupon, Buyer shall offer employment to each of the Seller Employees on an “at will” basis, contingent upon satisfactory completion of Buyer’s employment eligibility requirements and upon such employment terms and conditions as may be determined by Buyer. Each Seller Employee that is offered and accepts employment by Buyer and commences employment with Buyer on the Closing Date is referred to herein as a “Transferred Employee.” Seller shall in connection therewith terminate any and all oral (express or implied) or written (i) employment agreement(s), (ii) consulting agreement(s), and (iii) independent contractor agreement with any Transferred Employee.

(c)Seller shall be and remain solely responsible, and Buyer shall have no obligations whatsoever, for the following: (i) any compensation or other amounts payable to any current or former employee, officer, director, independent contractor, contingent worker or consultant of Seller (or beneficiary or dependent thereof), including hourly pay, commission, bonus, salary, accrued vacation and other paid time off, fringe, pension or profit sharing benefits or severance pay for or with respect to any period relating to the service with Seller at any time on or prior to the Closing Date; (ii) all claims for medical, dental, life insurance, health accident or disability benefits (including under any Benefit Plan) brought by or in respect of current or former employees, officers, directors, independent contractors, contingent workers or consultants of Seller or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring or otherwise accrued on or prior to the Closing Date (or for events occurring after the Closing Date to the extent required by the terms of the Benefit Plan); and (iii) all worker’s compensation claims of any current or former employees, officers, directors, independent contractors, contingent workers or consultants of Seller which relate to events occurring on or prior to the Closing Date. Seller shall pay, or cause to be paid, all amounts described in this Section 6.01(c) to the Seller Employees set forth on Section 6.01 of the Disclosure Schedules as and when due.

(d)This Section 6.01 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.01, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.01. Nothing in this Section 6.01, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement, or create any right in any Transferred Employee or any other Person to any employment with Buyer or any of its Affiliates or compensation or benefits of any nature or kind whatsoever. The representations, warranties, covenants and agreements contained herein are for the sole benefit of the parties hereto, and Seller Employees and Transferred Employees are not intended to be and shall not be construed as beneficiaries hereof.

(e)With respect to any current or former employee of Seller (other than the Transferred Employees) and any eligible spouse or dependent thereof, Seller shall retain and satisfy the obligation for providing notices and continuation coverage under COBRA. Pursuant to Article VII, Seller shall indemnify and hold Buyer and its group health plan(s) harmless against direct out-of-pocket expenses incurred by Buyer in the event Buyer and its group health plan(s) shall be liable for (i) any COBRA continuation coverage for any Person described in this Section 6.01(e) and/or (ii) for any claim or liability with respect to COBRA continuation coverage relating to any such Person.

Section 6.02    Conduct Prior to Closing. From the date hereof through the Closing Date, Seller will use, conduct and operate the Purchased Assets and Facility in the ordinary course and consistent with the past practice of Seller and shall not take any action inconsistent therewith, except as otherwise expressly permitted by this Agreement or consented to in advance in writing by Buyer. From the date hereof to the Closing Date, Seller shall give prompt written notice to Buyer of (i) the occurrence, or failure to occur, of any event that causes any representation or warranty of Seller contained in this Agreement to be untrue in any material respect and (ii) any failure of Seller to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Such notice shall provide a reasonably detailed description of the relevant circumstances and shall include the amount that Seller believes, based on facts known to Seller, as the case may be, would be payable by Seller pursuant to the indemnification provisions hereof. Without limiting the generality of the foregoing, Seller shall:
(a)comply with the Material Contracts;

(b)maintain the Purchased Assets in good working order and repair (ordinary wear and tear excepted), consistent with past practice, and pay all Taxes related to the Purchased Assets as and when they become due and payable;

(c)order, purchase and replenish inventory in the ordinary course of business, consistent with past practice;

(d)not terminate, promote, demote or materially change the compensation or other consideration or benefits of any Seller Employee;

(e)take all actions that will be necessary and appropriate to vest in and render to Buyer at Closing good and marketable title to all of the Purchased Assets free and clear of all Encumbrances;

(f)permit and provide reasonable access to Buyer to make offers of post-Closing employment to Seller Employees, and to establish relationships with Persons having business relations with Seller;

(g)promptly furnish to Buyer written notice of any environmental condition or of any Actions or notices described in Section 4.12 arising or received after the Effective Date; and promptly notify Buyer of any Material Adverse Effect;

(h)maintain in effect and good standing all Permits relating to the Purchased Assets and Assumed Liabilities;

(i)comply with all Laws applicable to the Purchased Assets and the Facility;

(j)maintain the levels and quality of Inventory existing on the date hereof;

(k)not sell, assign or otherwise transfer or dispose of any Purchased Assets, except for sales of Inventory in the ordinary course of business;

(l)not (i) by action or inaction, abandon, terminate, cancel, forfeit, waive or release any material rights of Seller, in whole or in part, with respect to the Purchased Assets or encumber any of the Purchased Assets; (ii) effect any merger, business combination, reorganization or similar transaction or take any other action which reasonably could be expected to affect adversely Seller’s ability to perform in accordance with this Agreement; or (iii) settle any dispute or threatened dispute with any Governmental Authority regarding, arising from or relating to the Facility or any of the Purchased Assets;

(m)not enter into any other Contract except for Contracts entered into in the ordinary course of business that satisfy each of the following requirements: (i) the Contract may be assigned to Buyer or any of its Affiliates without the consent of any party to such Contract; (ii) following Closing, Buyer or its Affiliates may terminate the Contract without cause on no more than ninety (90) days’ notice and without payment of any penalty, premium or termination payment; and (iii) the Contract does not involve the payment or receipt of more than $25,000 annually;

(n)not (i) amend any Assigned Contract, other than renewals or extensions of such Assigned Contracts in the ordinary course of business on terms and conditions that satisfy the requirements and limitations described in clause (m) above; or (ii) terminate any Assigned Contract;

(o)not create, assume or permit to exist any new Encumbrance upon any of the Purchased Assets;

(p)not take any other action outside the ordinary course of business; and

(q)maintain in full force and effect all Insurance Policies.

Section 6.03    Confidentiality. From and after the Closing, each party shall, and shall cause its Affiliates to, hold, and shall use commercially reasonable efforts to cause its Representatives to hold in confidence any and all information, whether written or oral, concerning the Purchased Assets and the operation of the Facility, except to the extent that a party can establish that such information: (a) is generally available to and known by the public through no fault of the other party or any of such other party’s Affiliates or Representatives; or (b) is lawfully acquired by the disclosing party’s or any of the disclosing party’s Affiliates or Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If a party or any of its Affiliates or Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, the disclosing party shall promptly notify the non-disclosing party in writing and shall disclose only that portion of such information that the disclosing party is advised by its counsel in writing is legally required to be disclosed, and the disclosing party shall cooperate in any efforts by the non-disclosing party to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.04    Non-Solicitation.

(a)[DELETED]

(b)For a period of two (2) years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any person who was employed or otherwise engaged by Buyer at any time during the one-year period prior to the Closing or during the Restrictive Period, or encourage any such employee to leave employment with Buyer.

(c)During the Restricted Period, Buyer shall not, and shall not permit its Affiliates to, directly or indirectly, hire or solicit any person who was employed or otherwise engaged by Seller at the Facility at any time during the one-year period prior to the Closing or during the Restrictive Period, or encourage any such employee to leave employment with Seller.

(d)Notwithstanding the foregoing restrictions of this Section 6.04, neither party shall be prohibited from soliciting or hiring by means of a general advertisement not directed at any particular individual. Examples of permitted activities hereunder include job postings on the internet or through job search portals, contacts through job fairs, conventions or conferences, or instances where an employee responds to any of the foregoing.

(e)Each party acknowledges that a breach or threatened breach of this Section 6.04 would give rise to irreparable harm to the other party, for which monetary damages would not be an adequate remedy, and each party hereby agrees that, in the event of a breach or a threatened breach by such party or any of its Affiliates of any such obligations, the non-breaching party shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond or to prove actual damages in connection with the seeking to obtain any such injunctive or other equitable relief). Each party covenants and agrees that, subject to Section 9.13 hereof, it will not seek to challenge the enforceability of the covenants contained in this Section 6.04, nor will it assert as a defense to any Action seeking enforcement of the provisions contained in this Section 6.04 (including an Action seeking injunctive relief) that such provisions are not enforceable due to lack of sufficient consideration received by it.

(f)Each party acknowledges that the restrictions contained in this Section 6.04 are reasonable and necessary to protect the legitimate interests of the other party and constitute a material inducement to the other party to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.04 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then, subject to Section 9.13 hereof, any court with jurisdiction afforded hereunder is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.04 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.05    Books and Records. Buyer and Seller acknowledge that, subsequent to the Closing, Buyer and Seller may need access to information, or documents in the control or possession of the other. Accordingly, Buyer agrees that, at the sole cost and expense of Seller, it will make available to Seller and its agents, independent auditors and/or Governmental Authorities such documents and information as may be available relating to the Purchased Assets in respect of periods prior to the Closing and will permit Seller to make copies of such documents and information. Seller agrees that, at the sole cost and expense of Buyer, Seller will make available to Buyer and its agents, independent auditors and/or Governmental Authorities such documents and information as may be in the possession of Seller or its Affiliates relating to the Purchased Assets in respect of periods prior to the Closing and will permit Buyer to make copies of such documents and information.

Section 6.06    Public Announcements. Unless otherwise required by applicable Law or the rules and regulations of any national stock exchange on which the securities of such party are listed, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party, provided that Buyer strictly adheres to all statutes, court decisions and the opinions of the Texas Attorney General with respect to disclosure of public information under the Texas Public Information Act, Chapter 552, Texas Government Code, and that the press statement set forth on Exhibit I is otherwise hereby preapproved for dissemination.

Section 6.07    Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer, it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction shall be treated as Excluded Liabilities.

Section 6.08    Tax Matters.

(a)Seller shall prepare or cause to be prepared and file or cause to be filed on a timely basis all Tax Returns relating to the Purchased Assets with respect any Pre-Closing Tax Period. Without the prior written consent of Buyer, Seller shall not change or consent to any change in the Tax treatment of any Purchased Asset except in compliance with Section 2.03, hereunder. Seller shall be responsible for all Taxes with respect to any Pre-Closing Tax Period and Pre-Closing Straddle Period. Seller shall pay Pre-Closing Period Taxes to any Governmental Authority.

(b)Other than with respect to Taxes that are subject to Section 2.05,] to determine the Taxes with respect to any period or taxable year beginning before and ending after the Closing (“Straddle Period”) that are allocable to the portion of such Straddle Period ending on and including the Closing (“Pre-Closing Straddle Period”), Buyer and Seller shall use a “closing of the books” method with the Pre-Closing Straddle Period ending at the time of the Closing and the other beginning immediately after the Closing, provided that Taxes imposed on a periodic basis (including without limitation real property Taxes, personal property Taxes, and similar ad valorem Taxes imposed with respect to the Purchased Assets) shall be allocated on a daily basis.

(c)Buyer shall prepare or cause to be prepared and file (solely as may be applicable to Buyer) or cause to be filed all Tax Returns relating to the Purchased Assets with respect to all taxable periods ending after the Closing.

(d)Buyer is exempt from: (i) Texas sales and use tax pursuant to Section 151.309 of the Texas Tax Code, (ii) motor vehicle tax pursuant to Section 152.082 of the Texas Tax Code, and (iii) property taxes pursuant to Section 11.11 of the Texas Tax Code. Buyer and Seller shall jointly notify the Harris County Appraisal District (“HCAD”) in writing within ten (10) days after Closing that the tangible Personal Property subject to tax in HCAD account numbered 2059030 (the “HCAD Account”) have been transferred to Buyer, which is exempt from Texas property tax pursuant to Section 11.11 of the Texas Tax Code, as of the Closing Date. Seller shall be responsible for property taxes on the Purchased Assets imposed with respect to the period from January 1, 2020 through Closing, as prorated for 2020 in accordance with Section 26.11 of the Texas Tax Code. If the 2020 tax bills associated with the HCAD Account for the period prior to Closing are delivered to Buyer after Closing, Buyer will timely provide such bills to Seller to allow for timely payment thereof.

(e)Following the Closing, Seller shall cooperate with Buyer and shall make available to Buyer, as reasonably requested, in connection with or related to filing any Tax Return, amended return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or in conducting or responding to any audit or other proceeding in respect of Taxes, all information, records or documents relating to Tax liabilities or potential Tax liabilities with respect to the Purchased Assets for all periods, and shall preserve all information, records and documents (to the extent not a part of the Purchased Assets delivered by Seller at Closing) at least until the expiration of any applicable statute of limitations or extensions thereof. Such cooperation and information shall include providing copies of all relevant Tax Returns, together with accompanying schedules and related work papers, documents relating to rulings or other determinations by taxing authorities and records concerning the ownership and tax basis of property, which Seller may possess. Seller will retain all returns, schedules and work papers and all material records or other documents relating thereto, until the expiration of the statute of limitations (including extensions) of the taxable years to which such returns and other documents relate and, unless such returns and other documents are offered to Buyer, until the final determination of any payments which may be required in respect of such years under this Agreement. Each party further agrees, upon request of the other, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Taxes that could be imposed on either party or the Purchased Assets (including, without limitation, with respect to the transactions contemplated hereby), including, without limitations, any document that may be required in connection with or related to filing by Seller of any Tax Return or amendment thereto with respect to the Purchased Assets. Any information obtained under this Section shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting any audit or other proceeding.

Section 6.09    Further Assurances. Following the Closing, without further consideration, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably requested by the other party to evidence or perfect Buyer’s right, title and interest to the Purchased Assets and/or as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Documents.

Section 6.10    Access to Premises; Information. Between the date of this Agreement and the Closing Date, to the extent permitted by Law, and upon reasonable prior notice and during normal business hours, Seller shall without charge allow Buyer and its authorized representatives and agents full and complete access to and the right to inspect the Facility, the properties, books, Contracts, papers and records of Seller relating to the Facility and the Purchased Assets, and the opportunity to meet with Seller Employees and the officers and agents of Seller who have responsibility for the operation of the Facility. In furtherance of the foregoing, Seller will, without charge, furnish Buyer with such additional financial and operating data and other information as to Seller, the Facility and the Purchased Assets as Buyer may from time to time reasonably request without regard to where such information may be located. Buyer’s right of access and inspection shall be made in such a manner as not to interfere unreasonably with the business.

Section 6.11    Consents to Assignment. Seller is responsible for obtaining, and shall use commercially reasonable efforts to obtain prior to the Closing, any and all consents to assign any Assigned Contract necessary or desirable in connection with the transactions contemplated herein. Each party shall cooperate with the other as reasonably requested to obtain any such consents. Attached hereto as Exhibit J is the Consent to Assignment form (the “Consent to Assignment”) to be used by Seller to satisfy its obligations pursuant to this Section, unless otherwise approved in writing by Buyer.

Section 6.12    Governmental Consents; Approvals. Between the Effective Date and the Closing Date, Seller, at its sole cost and expense, shall take all reasonable steps to obtain as promptly as practicable all Approvals and Permits necessary for Seller to transfer the Purchased Assets to Buyer. Notwithstanding the foregoing, Buyer and Seller agree to cooperate with each other and to provide such information and communications to each other or to any Governmental Authority as may be reasonably requested in order to obtain the Approvals and Permits contemplated above or otherwise necessary to consummate the transactions contemplated hereby. Seller and Buyer will supply to each other copies of all material correspondence, filings or written communications by such party or its Affiliates with any Governmental Authority or staff members thereof, with respect to the transactions contemplated by this Agreement.

Section 6.13    [DELETED]

Section 6.14    Exclusivity. From the Effective Date until the earlier of: (a) the Closing Date and (b) the termination of this Agreement in accordance with its terms, none of the Seller or its Affiliates, or Seller’s board members, officers or agents shall: (i) offer for sale any of the Purchased Assets (or any material portion thereof), or any ownership interest in or management rights or rights or interests in the Purchased Assets or the Facility; (ii) solicit offers to buy all or any material portion of any of the Purchased Assets, or any ownership interest in or management rights or rights or interests in the Purchased Assets or the Facility; (iii) hold discussions with any Person (other than Buyer) looking toward such an offer or solicitation; or (iv) enter into any agreement with any Person (other than Buyer) with respect to the sale or other disposition of any of the Purchased Assets (or any material portion thereof) or any ownership interest in or management rights or rights or interests in the Purchased Assets or the Facility, or with respect to any merger, consolidation, or similar transaction involving the Purchased Assets or the Facility. Seller will promptly communicate to Buyer the substance of any inquiry or proposal concerning any such transaction received by it prior to the close of the above-mentioned period.

Section 6.15    Casualty. If any part of the Purchased Assets is damaged, lost or destroyed (whether by fire, theft, vandalism or other cause or casualty) in whole or in part prior to Closing, and the fair market value of such damage, loss or destruction is less than $1,500,000, Buyer may, at its option, either (i) reduce the Purchase Price by the greater of (A) the fair market value of the Purchased Assets damaged, lost or destroyed, such value to be determined as of the date immediately prior to such damage, loss or destruction plus an amount equal to the estimated revenues in excess of expenses for Seller during any period of repair or reconstruction that extends beyond the Closing (the “Estimated Business Loss”) or (B) by the estimated cost to replace or restore the damaged, lost or destroyed Purchased Assets plus an amount equal to the Estimated Business Loss, or (ii) require Seller to transfer the proceeds (or the right to the proceeds) of applicable insurance to Buyer at Closing (including business interruption insurance) plus an amount equal to any deductibles paid or incurred by Seller, and Buyer may replace or restore the damaged, lost or destroyed property. If any part of the Purchased Assets is damaged, lost or destroyed (whether by fire, theft, vandalism or other cause or casualty) in whole or in part prior to Closing, and either the fair market value of such damage, loss or destruction is equal to or greater than $1,500,000, Buyer may, at its option, either (x) require Seller to transfer the proceeds (or the right to the proceeds) of applicable insurance (including business interruption insurance) plus an amount equal to any deductibles paid or incurred by Seller to Buyer at Closing, and Buyer may restore or replace the damaged, lost or destroyed property, (y) terminate this Agreement in its entirety or (z) reduce the Purchase Price by the greater of (A) the fair market value of the Purchased Assets damaged, lost or destroyed, such value to be determined as of the date immediately prior to such damage, loss or destruction plus an amount equal to the Estimated Business Loss or (B) the estimated cost to replace or restore the damaged, lost or destroyed Purchased Assets plus an amount equal to the Estimated Business Loss. The reduction in the Purchase Price shall be determined by an MAI appraiser to be mutually selected and paid equally by Seller and Buyer. Any Estimated Business Loss for which Buyer exercises the remedies afforded under Section 6.15(x) or (z) shall not be deemed a Material Adverse Effect for any purposes of this Agreement.

Section 6.16    [DELETED]

ARTICLE VII
INDEMNIFICATION

Section 7.01    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein or made pursuant to this Agreement (and any indemnity obligations) shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months following the Closing Date; provided that (i) Fundamental Representations shall survive indefinitely, and (ii) Section 4.10, Section 4.11, Section 4.12, and Section 4.15 shall survive for the full period of all applicable statutes of limitations including any applicable tolling period (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty, and such claims shall survive until finally resolved.

Section 7.02    Indemnification by Seller. Subject to the other terms and conditions of this Article VII, Seller shall indemnify and defend each of Buyer, Buyer’s Affiliates, and each of their respective Representatives (collectively, the “Buyer Indemnitees”) from and against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, any of the Buyer Indemnitees or that any of the Buyer Indemnitees may incur as a result of, based upon, arising out of, with respect to or by reason of any one or more of the following: (i) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the Ancillary Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement; (ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the Ancillary Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement; (iii) any Excluded Asset or any Excluded Liability; (iv) any claim or Liability asserted by a Person who is not a party to this Agreement (a “Third Party Claim”) based upon, resulting from or arising out of (a) the Facility, the Purchased Assets, the Assumed Liabilities, operations, properties, assets or obligations of Seller or any of Seller’s Affiliates conducted, existing or arising on or prior to the Closing Date, or (b) Section 7.02(iii), Section 7.02(v) or Section 7.02(vi) without regard to whether existing or arising on, prior to or after the Closing Date; (v) the failure to obtain consent from the counterparty or counterparties to an Assigned Contract as of the Closing Date; (vi) any orders, Actions, compliance reports or information requests, subpoenas or production requests, settlement agreements or conciliation agreements arising from the Facility or the Purchased Assets prior to the Closing or from facts in existence relating to the Facility or the Purchased Assets prior to the Closing, or (vii) any fraud, willful misconduct or criminal acts of (a) Seller, or (b) the Affiliates, Representatives and any other officers, directors, agents, independent contractors and employees of Seller. Losses payable by Seller to Buyer Indemnitees for an Indemnification Claim pursuant to this Section 7.02 shall be satisfied first from the Escrow Account, and then by proceeding directly against Seller.

Section 7.03    Determination of Losses. For purposes of (a) determining whether or not a representation or warranty made by Seller has been breached for purposes of Section 7.02, or (b) calculating the amount of Losses to which a Buyer Indemnitee is entitled under this Article VII, Material Adverse Effect and the terms “material,” “materiality,” and similar qualifiers, modifiers or limitations (including monetary values and qualifiers as to “knowledge”) shall be disregarded.

Section 7.04    Indemnification by Buyer. Subject to the other terms and conditions of this Article VII, Section 9.13 and the Laws and Constitution of the State of Texas, Buyer shall indemnify and defend Seller and Seller’s Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of: (i) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, the Ancillary Documents or in any certificate or instrument delivered by or on behalf of

Buyer pursuant to this Agreement; (ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or (iii) any Assumed Liability.

Section 7.05    Indemnification Procedures.

(a)Whenever any claim shall arise for indemnification under this Article VII (an “Indemnification Claim”), the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of the Indemnification Claim to the party obligated to provide indemnification (the “Indemnifying Party”), but in any event not later than thirty (30) days after the Indemnified Party becomes aware of the Indemnification Claim; provided that failure to timely give such written notice shall not relieve the Indemnifying Party of its indemnification obligations except and only to the extent that the Indemnifying Party is required to forfeit rights or defenses by reason of such failure. Such notice shall describe the Indemnification Claim in reasonable detail, shall include copies of all available material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.

(b)The Indemnifying Party shall not be entitled to participate in the defense of any Buyer Indemnitee with respect to any Third Party Claim or direct claim, and will have no right to defend the Indemnified Party against the Third Party Claim or direct claim. The Indemnified Party will, together with the Attorney General of the State of Texas, undertake the defense, compromise or settlement of each Third Party Claim and direct claim on behalf of and for the account and risk of the Indemnifying Party; provided, however, that no Third Party Claim or direct claim shall be compromised or settled without concurrent notice to the Indemnifying Party. Notwithstanding anything to the contrary in this Section 7.05(b), if the Indemnifying Party is a party to a direct claim, the Indemnifying Party shall be entitled to conduct its own defense of such direct claim, but not the defense of any Indemnified Party concerning such direct claim. No action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom.

(c)The Indemnifying Party shall cooperate in all commercially reasonable respects with the Indemnified Party and the Attorney General of the State of Texas in the investigation, trial and defense of any Action that may be subject to this Article VII and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers. The Indemnifying Party shall assist and cooperate, at the cost of the Indemnifying Party, with the Indemnified Party in the making of settlements and the enforcement of any right of contribution to which the Indemnified Party may be entitled from any Person or entity in connection with the subject matter of any litigation subject to indemnification hereunder.

Section 7.06    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.07    Exclusive Remedies. Subject to Section 6.04(e) and Section 9.13, each party acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims (other than claims related to an Excluded Liability or arising from criminal activity, intentional misrepresentation, fraud or willful misconduct on the part of such party in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VII. Nothing in this Section 7.07 shall limit either party’s right to seek any equitable relief hereunder or to seek any remedy on account of any party’s criminal, intentional, fraudulent or willful misconduct.

Section 7.08    Limitation of Liability. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PURSUANT TO THIS ARTICLE VII FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL (INCLUDING LOST PROFITS OR BUSINESS INTERRUPTION) OR PUNITIVE DAMAGES (OTHER THAN AS SET FORTH IN THE DEFINITION OF “LOSSES”) ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR ITS SUBJECT MATTER.

ARTICLE VIII
TERMINATION

Section 8.01    Termination Events. Notwithstanding anything to the contrary set forth herein, this Agreement may, by written notice given prior to or at the Closing, be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a)By Seller if Closing has not occurred by February 21, 2020;

(b)by Buyer if there has been a Material Adverse Effect, or if an event or circumstance has occurred which would reasonably be expected to result in a Material Adverse Effect;

(c)by Buyer pursuant to its right to terminate under Section 6.15 if any part of the Purchased Assets is damaged, lost or destroyed (whether by fire, theft, vandalism or other cause or casualty) in whole or in part prior to Closing, and either the fair market value of such damage, loss or destruction is equal to or greater than $1,500,000, or the Facility has suffered material damage;

(d)by either Buyer or Seller by providing written notice to the other at any time on or before February 21, 2020 (the “End Date”) if the Closing shall not have occurred by reason of the impossibility of satisfying any condition set forth in Section 3.02, in the case of Buyer, or Section 3.03 in the case of Seller, (unless the impossibility of satisfying any such condition is the result of one or more breaches or violations of, or inaccuracy in, any covenant, agreement, representation or warranty set forth in this Agreement by the terminating party);

(e)by either Buyer or Seller by providing written notice to the other at any time on or after the End Date if the Closing shall not have occurred by the End Date; provided, however, that the right to terminate this Agreement under this Section 8.01(e) shall not be available to a party whose failure to fulfill any obligation under this Agreement or breach of any representation or warranty under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by the End Date;

(f)by either Buyer or Seller if a final nonappealable order permanently enjoining, restraining or otherwise prohibiting the Closing shall have been issued by a Governmental Authority of competent jurisdiction; or

(g)by mutual written agreement of Buyer and Seller.

Section 8.02    Effect of Termination. Each party’s right of termination under Section 8.01 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become null and void and of no further force of effect, all further obligations of the parties under this Agreement shall terminate without further liability of any party to another, and none of the parties hereto (or their respective Affiliates, directors, officers, Regents, partners, employees, agents, consultants, attorneys or other representatives) shall have any liability in respect of such termination, except that the rights and obligations in this Section 8.02, in Article VII and in Article IX will survive any termination. In addition, if this Agreement is terminated by a party because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement or other breach of this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired. A termination of this Agreement under Section 8.01 shall not relieve any party of any liability for a breach of, or for any misrepresentation under, this Agreement, or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation.

ARTICLE IX
MISCELLANEOUS

Section 9.01    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, however, that Seller shall pay the fees and expenses of the Escrow Agent pursuant to the Escrow Agreement.

Section 9.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier; (c) on the date sent by email of a .PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) when delivered from a point in the United States by a recognized overnight courier service or overnight courier, or on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Seller:	If to Buyer:
Bellicum Pharmaceuticals, Inc. 2130 West Holcombe Blvd Suite 800 Houston, TX 77030 Attention: General Counsel Email: sward@bellicum.com	The University of Texas M.D. Anderson Cancer Center Attn.: SVP and Chief Financial Officer 1400 Pressler Street, Unit 1495 Houston, Texas 77030 Fax No.: (713) 745-1034 Email: bbmelson@mdanderson.org with a copy to Pillsbury Winthrop Shaw Pittman LLP 2 Houston Center 909 Fannin Street, Suite 2000 Houston, TX 77010-1028 Attention: Andrew L. Strong Email: andrew.strong@pillsburylaw.com with simultaneous copies to

The University of Texas
M. D. Anderson Cancer Center
7007 Bertner Avenue, Unit 1674
Houston, Texas 77030-3907
Attention: Chief Legal Officer
Fax Number: (713) 745-6029
Email: ahkinzel@mdanderson.org

and Executive Director of Real Estate The University of Texas System 210 West 7th Street Austin, Texas 78701 Fax Number: (512) 499-4523
and Hunton Andrews Kurth LLP 200 Park Avenue, 52nd Floor New York, New York 10166 Attention: Roger Griesmeyer Email: rgriesmeyer@huntonak.com

Section 9.03    Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (d) the word “dollars” or the symbol “$” refers to United States Dollars; (e) the words “knowledge of Seller,” “Seller’s knowledge” or any other similar knowledge qualifications means the knowledge of the Seller Knowledgeable Persons after due inquiry; (f) “ordinary course of business” means consistent with the past practice of Seller in its conduct of the operation of the Facility and ownership of the Purchased Assets during the 12-month period ending on the date of this Agreement; (g) “made available to Buyer” means uploaded to the online data room established and maintained by Seller in connection with Buyer’s investigation of the Purchased Assets not less than three (3) Business Days prior to the date of this Agreement; (h) the masculine gender shall also include the feminine and neutral genders, and vice versa; (i) words, including defined terms, importing the singular shall also include the plural, and vice versa; and (j) unless the context otherwise requires, references herein (x) to Articles, Sections and Disclosure Schedules mean the Articles and Sections of, and the Disclosure Schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.04    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.05    Severability. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable by a court of competent jurisdiction, this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof. Except as provided in Section 6.04(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.06    Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter, including that certain Letter of Intent, dated as of October 3, 2019 (the “Letter of Intent”), between Buyer and Seller, together with any amendment(s) thereto. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules) or the Letter of Intent, the statements in the body of this Agreement will control.

Section 9.07    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party; provided, however, that Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its Affiliates. No assignment shall relieve the assigning party of any of its obligations hereunder. For purposes of this Section 9.07, an “assignment” shall include any merger, sale of greater than 50% of the voting securities or other change of control of any party hereto.

Section 9.08    No Third-Party Beneficiaries. Except as provided in herein, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.09    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Buyer and Seller. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.10    Governing Law and Venue. This Agreement will be construed under and in accordance with the Laws of the State of Texas without reference to its conflicts of law provisions, and all obligations of the parties created under this Agreement are performable in Harris County, Texas. Subject to Section 9.12 and Section 9.13 hereof, any legal suit, action or proceeding arising out of or based upon this Agreement, the other transaction documents or the transactions contemplated hereby or thereby may be instituted in the Federal Courts of the United States of America or the courts of the State of Texas in each case located in the City of Houston and Harris County, and each party irrevocably submits, to the maximum extent permitted by Law, to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Section 9.11    State Auditor’s Office. Seller understands that acceptance of funds under this Agreement constitutes acceptance of authority of the Texas State Auditor’s Office or any successor agency (“Auditor”), to conduct an audit or investigation in connection with those funds (ref. Sections 51.9335(c), 73.115(c) and 74.008(c), Texas Education Code). Seller agrees to cooperate with Auditor in the conduct of the audit or investigation, including providing all records requested.

Section 9.12    Dispute Resolution. To the extent that Chapter 2260, Texas Government Code, as it may be amended from time to time (“Chapter 2260”), is applicable to this Agreement and is not preempted by other applicable Law, the dispute resolution process provided for in Chapter 2260 and the related rules adopted by the Texas Attorney General pursuant to Chapter 2260 will be used by Buyer and Seller to attempt to resolve any claim for breach of contract made by Seller against Buyer that cannot be resolved in the ordinary course of business. The chief business officer of Buyer will examine Seller’s claim and any counterclaim and negotiate in an effort to resolve the claims. The parties specifically agree (i) neither execution of this Agreement by Buyer nor any other conduct, action or inaction of any representative of Buyer relating to this Agreement constitutes or is intended to constitute a waiver of Buyer’s or the state’s sovereign immunity to suit; and (ii) Buyer has not waived its right to seek redress in the courts.

Section 9.13    Texas State Agency. BUYER IS A STATE AGENCY. BUYER IS SUBJECT TO THE CONSTITUTION AND LAWS OF THE STATE OF TEXAS AND UNDER THE CONSTITUTION AND LAWS OF THE STATE OF TEXAS POSSESSES CERTAIN RIGHTS AND PRIVILEGES, IS SUBJECT TO CERTAIN LIMITATIONS AND RESTRICTIONS, AND ONLY HAS SUCH AUTHORITY AS IS GRANTED UNDER THE CONSTITUTION AND LAWS OF THE STATE OF TEXAS. THE PARTIES ARE AWARE THERE ARE CONSTITUTIONAL AND STATUTORY LIMITATIONS ON THE AUTHORITY OF BUYER (A STATE AGENCY) TO ENTER INTO CERTAIN TERMS AND CONDITIONS THAT MAY BE PART OF THIS AGREEMENT, INCLUDING TERMS AND CONDITIONS RELATING TO LIENS ON BUYER’S

PROPERTY; DISCLAIMERS AND LIMITATIONS OF WARRANTIES; DISCLAIMERS AND LIMITATIONS OF LIABILITY FOR DAMAGES; WAIVERS, DISCLAIMERS AND LIMITATIONS OF LEGAL RIGHTS, REMEDIES, REQUIREMENTS AND PROCESSES; LIMITATIONS OF PERIODS TO BRING LEGAL ACTION; GRANTING CONTROL OF LITIGATION OR SETTLEMENT TO ANOTHER PARTY; LIABILITY FOR ACTS OR OMISSIONS OF THIRD PARTIES; PAYMENT OF ATTORNEYS’ FEES; DISPUTE RESOLUTION; INDEMNITIES; AND CONFIDENTIALITY, AND TERMS AND CONDITIONS RELATED TO LIMITATIONS WILL NOT BE BINDING ON BUYER EXCEPT TO THE EXTENT AUTHORIZED BY THE LAWS AND CONSTITUTION OF THE STATE OF TEXAS. NOTWITHSTANDING ANY OTHER PROVISION TO THE CONTRARY, UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, NOTHING IN THIS AGREEMENT IS INTENDED TO BE, NOR WILL IT BE CONSTRUED TO BE, A WAIVER OF THE SOVEREIGN IMMUNITY OF THE STATE OF TEXAS OR A PROSPECTIVE WAIVER OR RESTRICTION OF ANY OF THE RIGHTS, REMEDIES, CLAIMS, AND PRIVILEGES OF THE STATE OF TEXAS. MOREOVER, NOTWITHSTANDING THE GENERALITY OR SPECIFICITY OF ANY PROVISION OF THIS AGREEMENT, UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, THE PROVISIONS OF THIS AGREEMENT AS THEY PERTAIN TO BUYER ARE ENFORCEABLE ONLY TO THE EXTENT AUTHORIZED BY THE CONSTITUTION AND LAWS OF THE STATE OF TEXAS. SELLER ACKNOWLEDGES AND AGREES THAT BUYER IS NOT REQUIRED TO PERFORM ANY ACT OR TO REFRAIN FROM ANY ACT THAT WOULD VIOLATE ANY APPLICABLE LAW, INCLUDING THE CONSTITUTION AND LAWS OF THE STATE OF TEXAS.

Section 9.14    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement, or any agreement or certificate delivered in connection with the consummation of the transactions contemplated hereby, delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.15    Payments by Electronic Funds Transfer. Section 51.012, Texas Education Code, authorizes Buyer to make payments through electronic funds transfer methods. Seller agrees to accept payment from Buyer through those methods, including the automated clearing house system (“ACH”). Seller agrees to provide its banking information to Buyer in writing on Seller’s respective letterhead signed by an authorized representative. Prior to payment of any portion of the Purchase Price, Buyer will confirm Seller’s banking information. Changes to bank information must be communicated to Buyer in writing at least ten (10) days before the effective date of the change and must include an IRS Form W-9 signed by an authorized representative of Seller.

Section 9.16    Payment of Debt or Delinquency to the State. Pursuant to Sections 2107.008 and 2252.903, Texas Government Code, Seller agrees that any payments owing to it under this Agreement may be applied directly toward any debt or delinquency Seller owes the State of Texas or any agency of the State of Texas, regardless of when it arises, until paid in full.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.
SELLER:

BELLICUM PHARMACEUTICALS, INC.

By: /s/ Rick Fair
Name: Rick Fair
Title: President

BUYER:

THE UNIVERSITY OF TEXAS M.D.
ANDERSON CANCER CENTER

By: Peter W.T. Pisters, M.D.
Name: Peter W.T. Pisters, M.D.
Title: President

READ AND APPROVED:

By: Jason B. Bock, Ph.D.
Name: Jason B. Bock, Ph.D.
Its: VP and Head, Biologics Product Development

Reviewed and Approved by
UTMDACC Legal Services for
UTMDACC Signature:

/s/Kenny Freed 1/15/2020

[Signature page to Asset Purchase Agreement]

EXHIBIT A
Definitions
Definitions. For purposes of this Agreement, the term:

(a)“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

(b)“Affiliate” of a Person means any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this Agreement, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, each of (i) The University of Texas System, and (ii) The UT Board of Regents is an Affiliate of Buyer; provided, however, that, for purposes of Section 6.04, the term “Affiliates” shall not include any member institution of The University of Texas System other than Buyer, nor shall it include any individual member of the UT Board of Regents or his or her respective Affiliates.

(c)“Agreement” means this Asset Purchase Agreement, as amended or supplemented, together with all Exhibits and Disclosure Schedules attached or delivered with respect hereto or expressly incorporated herein by reference.

(d)“Ancillary Documents” means any agreement, instrument or document required to be delivered at the Closing or that is otherwise executed by Buyer or Seller in furtherance of the consummation of the transactions contemplated by this Agreement, including, but not limited to, the Bill of Sale, the Assignment and Assumption Agreement, the Escrow Agreement, the Master Services Agreement, Transition Services Agreement, the Termination of Lease, and the Sublease Agreement.

(e)“Approval” means any approval, authorization, consent, notice, qualification or registration, or any extension, modification, amendment or waiver of any of the foregoing, of or from, or any notice, statement, filing or other communication to be filed with or delivered to, any Governmental Authority.

(f)“Assigned Contracts” is defined in Section 1.01(a).

(g)“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

(h)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, the Public Health Service Act, codified as 42 U.S.C. §§ 300bb-1 through 300bb-8, and any similar state or federal continuation of coverage laws.

(i)“Code” means the Internal Revenue Code of 1986, as amended.

(j)“Contracts” means all contracts, warrantys, subleases, sublicenses, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

(k)“current Good Manufacturing Practices” or “cGMP” means the then-current good manufacturing practices required by the U.S. Food and Drug Administration for the manufacture and testing of investigational drugs used in phase 1 clinical trials, as set forth in the Federal Food, Drug and Cosmetic Act and the regulations promulgated thereunder, including the provisions of 21 C.F.R. Parts 210 and 211.

(l)“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and agreed to by Buyer concurrently with the execution and delivery of this Agreement.

(m)“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

(n)“Environmental Claim” means any Action, Governmental Order, Encumbrance, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (i) the presence, Release of, or exposure to, any Hazardous Materials; or (ii) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

(o)“Environmental Law” means any applicable Law, and any Governmental Order or Contract with any Governmental Authority: (i) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (ii) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

(p)“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

(q)“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

(r)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

(s)“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

(t)“Escrow Agent” means UMB Bank, N.A., located at 6034 West Courtyard Drive, Suite 370, Austin, Texas 78730.

(u)“Escrow Amount” means $1,500,000.

(v)“Fundamental Representations” means the Fundamental Representations of Buyer and the Fundamental Representations of Seller.

(w)“Fundamental Representations of Buyer” means the representations and warranties of Buyer set forth in Sections and 5.01, 5.02, and 5.06.

(x)“Fundamental Representations of Seller” means the representations and warranties of Seller set forth in Sections 4.01, 4.02, 4.06, and 4.17.

(y)“GAAP” means United States generally accepted accounting principles in effect from time to time.

(z)“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.

(aa)“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority.

(bb)     “Government Programs” means Medicare, Medicaid, TRICARE and any other plan or program providing health care benefits, whether directly through insurance or otherwise, that is funded directly, in whole or in part, by the United States Government or any state.

(cc)    “Hazardous Materials” means all chemicals, materials, wastes, pollutants, contaminants, or substances that are prohibited, controlled, or regulated by, or for which Liability or standards of conduct are imposed under, Environmental Laws, including any petroleum or petroleum products (including crude oil or any fraction thereof), per- and polyfluoroalkyl substances, perfluorooctanoic acid, perfluorooctane sulfonate, radioactive substances, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

(dd)     “Immigration Act” means the Immigration Reform and Control Act of 1986.

(ee)     “Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (i) issued patents, patent applications, utility models and design rights; (ii) trademarks, service marks, brands, and other indicia of source or origin and all registrations, applications for registration, and renewals of, any of the foregoing; (iii) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing; (iv) internet domain names, social media accounts and all associated web addresses, URLs and websites and all content and data thereon or relating thereto; (v) mask works, and all registrations, applications for registration, and renewals thereof; (vi) industrial designs; (vii) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein; (viii) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; (ix) rights of publicity; and (x) all other intellectual or industrial property and proprietary rights.

(ff)     “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

(gg)     “Leasehold Improvements” means all right, title and interest of the Seller in, to and under the leasehold improvements of every kind and description located on or which are a part of the Leased Real Property.

(hh)    “Leasehold Interests” means (all and singular) the interests, estates, rights, privileges, titles, easements, options and appurtenances belonging, or in any way appertaining, any Seller as tenant, subtenant or occupant under the Real Property Leases.

(ii)    “Leased Real Property” means the Facility and all other premises described by the Real Property Leases.

(jj)    “Leases” mean the real property leases in connection with the occupancy, possession or use of real property, including all amendments, modifications, extensions, renewals, guaranties and other agreements with respect thereto.

(kk)    “Liabilities” means liabilities, obligations, or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise.

(ll)    “Losses” means any and all claims, losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs (including court costs and costs of appeal), expenses of whatever kind (including, without limitation, reasonable costs of investigation defense, reasonable accountants’, attorneys’ and similar fees, the cost of enforcing any right to indemnification hereunder, interest accrued on late indemnification payments and the cost of pursuing any insurance providers) or diminution in value incurred or suffered by an Indemnitee, whether or not involving a Third Party Claim; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party, or related to criminal, intentional, fraudulent or willful misconduct.

(mm)    “Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, condition (financial or otherwise), assets, Liabilities or prospects of the business operations with respect to the Purchased Assets, (ii) the value of the Purchased Assets, or (iii) the ability of Seller to consummate the transactions contemplated hereby.

(nn)    “Permits” means all permits, licenses, franchises, Approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

(oo)    “Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

(pp)    “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

(qq)    “Release” means any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

(rr)    “Representative” means, with respect to any Person, any and all Regents, directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

(ss)    “Seller Indebtedness” means, without duplication: (i) all obligations of any Seller for bank or other third-party indebtedness for borrowed money, including all such obligations under any bank credit agreement, capitalized lease, financing agreement or installment sale agreement and any other related financing or credit agreement, in each case, with respect to the operation of the Facility or any of the Purchased Assets; (ii) all obligations of Seller that relate to the creation or imposition of an Encumbrance upon any of the Purchased Assets.

(tt)    “Seller Knowledgeable Persons” means Seller’s executive officers (as such term is defined under Rule 16a-1(f) of the 1934 Act) and Vice President of Business Operations.

(uu)    “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, escheat, unclaimed property, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

(vv)    “Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(ww)    “Territory” means the geographic area of the State of Texas.

(xx)    “WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

Additional Defined Term	Agreement Reference
1934 Act	Section 4.11(c)
Agreement	Preamble
Allocation Schedule	Section 2.03
Amendment of Lease	Section 3.02(j)(v)
Assigned Contracts	Section 1.01(a)
Assignment and Assumption Agreement	Section 3.02(j)(ii)
Assignment and Assumption of Lease	Section 3.02(j)(v)
Assumed Liabilities	Section 1.03
Auditor	Section 9.11
Bill of Sale	Section 3.02(j)(i)
Buyer	Preamble
Buyer Indemnitees	Section 7.02
Chapter 2260	Section 9.12
Closing	Section 3.01
Closing Date	Section 3.01
Escrow Agreement	Section 3.02(j)(iii)
EIR	Section 4.26
Excluded Assets	Section 1.02
Excluded Contracts	Section 1.02(f)
Excluded Liabilities	Section 1.04
Additional Defined Term	Agreement Reference

HCAD Account	Section 6.08(d)
Indemnification Claim	Section 7.03
Indemnified Party	Section 7.03
Indemnifying Party	Section 7.03
Insurance Policies	Section 4.09
Inventory	Section 1.01(f)
Letter of Intent	Section 9.06
Manufactured Products	Section 1.01(c)
Master Services Agreement	Section 3.02(j)(iv)
Material Contract	Section 4.05(a)
Purchase Price	Section 2.01
Purchased Assets	Section 1.01
Real Property Lease	Section 4.07
Required Consents	Section 3.02(f)
Restricted Period	Section 6.04
Seller	Preamble
Seller Employees	Section 6.01(a)
Seller Indemnitees	Section 7.02
SOPs	Section 1.01(g)
Sublease Agreement	Section 3.02(j)(vii)
TCLR	Section 3.02(i)
TDLR	Section 3.02(i)
TEC	Section 4.22
Termination of Lease	Section 3.02(j)(v)
Third Party Claim	Section 7.05(b)
Transferred Employees	Section 6.01(a)
UT Board of Regents	Section 3.02(a)
Work Order #1	Section 3.02(j)(iv)

EXHIBIT B
Facility Description

EXHIBIT C
Form of Escrow Agreement

EXHIBIT D
Form of Bill of Sale
[***]

EXHIBIT E
Form of Assignment and Assumption Agreement
[***]

EXHIBIT F
Form of Master Services Agreement

MASTER SERVICES AGREEMENT
BETWEEN
THE UNIVERSITY OF TEXAS M. D. ANDERSON CANCER CENTER
AND
BELLICUM PHARMACEUTICALS, INC.
This Master Services Agreement (“Agreement”), effective as of [•], 2020 (the “Effective Date”), is made by and between The University of Texas M. D. Anderson Cancer Center (“MD Anderson”), an institution of higher education and one of the institutions of The University of Texas System (“System”), which has its principal address at 1515 Holcombe Boulevard, Houston, Texas 77030, and Bellicum Pharmaceuticals, Inc., a Delaware corporation having its principal place of business at 2130 W. Holcombe Boulevard, Suite 800, Houston, Texas 77030 (“Bellicum”). MD Anderson and Bellicum may each be referred to herein as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, MD Anderson is a comprehensive cancer treatment, education, research, and prevention facility and an agency of the State of Texas located in Houston, Texas;
WHEREAS, Bellicum is a clinical stage biopharmaceutical company striving to deliver cures through controllable cell therapies;
WHEREAS, MD Anderson and Bellicum have entered into that certain Asset Purchase Agreement, dated as of January 17, 2020 (as it may be amended from time to time, the “APA”), pursuant to which, among other things, Bellicum agreed to sell the Purchased Assets (as defined in the APA) and to assign the Assumed Liabilities (as defined in the APA) to MD Anderson;
WHEREAS, the execution and delivery of this Agreement was a material inducement to entry into the APA and is a condition to Closing (as defined in the APA) under the terms of the APA;
WHEREAS, in connection with the APA, and pursuant to the terms and subject to the conditions of this Agreement, Bellicum desires for MD Anderson to perform for Bellicum from time to time during the Term, and MD Anderson is willing to perform for Bellicum from time to time during the Term, pursuant to the terms and conditions set forth herein, certain Services as more particularly described in the Work Orders executed by the Parties in accordance with this Agreement;
WHEREAS, in order for MD Anderson to perform the Services, Bellicum will provide MD Anderson with certain Materials as more particularly described herein and in each Work Order; and
WHEREAS, Bellicum desires to engage MD Anderson to perform the Services, and MD Anderson desires to perform the Services, pursuant to the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants, terms, conditions, benefits and provisions hereof, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby confirm and agree as follows:

AGREEMENT

Section 1.	OVERVIEW

1.1
The Services will be described in one or more work orders mutually agreed upon and executed by the Parties pursuant to this Agreement (“Work Orders”) and are the subject of this Agreement. Each Work Order shall be in substantially the same form as the “Work Order Template,” Exhibit B with such additions and deletions as the Parties may agree.

1.2	Each Work Order executed by the Parties, the schedules, exhibits and attachments referenced in each Work Order and the exhibits referenced in this Agreement are incorporated into this Agreement.

1.3
Other than as described in Section 8.12.F hereof, with regard to the APA, the Agreement shall control and govern all Services performed by MD Anderson under any Work Order. If there is a conflict or inconsistency between the provisions of this Agreement and any Work Order, the terms of the Work Order, including the schedules, exhibits and attachments referenced therein, shall be governed by the terms of this Agreement, unless an individual Work Order expressly and specifically notes the deviations from the terms of the Agreement and exhibits for the purposes of such Work Order in the “Deviations from Terms of Master Services Agreement” section of such Work Order. In the event of a conflict between the Agreement, a Work Order and any Quality Assurance Agreement, if applicable, the terms of the Quality Assurance Agreement shall control.

1.4
All capitalized terms used herein, including the exhibits, schedules and attachments hereto, shall have the meanings specified in the “Definitions,” Exhibit A or elsewhere in the Agreement, as applicable, unless otherwise specified.

Section 2.	SERVICES

2.1
Services Generally. During the Term and in accordance with this Agreement, MD Anderson agrees to provide certain Services, which shall include cell therapy Manufacturing and related activities, as described in Work Orders. MD Anderson and Bellicum have agreed that the scope of Services, including the Initial Supply Commitment and Expansion Option, will be limited to the Manufacture of all Current Bellicum Products and up to two (2) new pre-clinical or clinical stage products. In addition, if either the BPX-601 (within 9 months of the Effective Date) or BPX-603 (within 12 months of the Effective Date) is discontinued for clinical and/or regulatory reasons , Bellicum shall have the right to replace one (1) such discontinued product with another one (1) GoCAR-T product with similar Manufacturing and analytical processes (the “Product Swap”). If Bellicum exercises its right to the Product Swap, then the Parties will negotiate a technical transfer and process introduction plan to be paid by Bellicum at MD Anderson’s fully loaded hourly rates. In addition, all engineering, training or qualification runs performed by MD Anderson in connection with such Product Swap shall count toward the Initial Supply Commitment.

2.2
Initial Supply Commitment. During the Term, the Parties agree that MD Anderson will Manufacture for Bellicum up to an aggregate of two hundred (200) doses of proprietary cell therapy products (each dose a “Patient Lot”) in accordance with, and subject to, the applicable Work Order, provided that Bellicum has complied with all Bellicum Obligations (collectively, the “Initial Supply Commitment”). During the final six (6) months of the Term, no new Work Orders may be requested by Bellicum. For the avoidance of doubt, upon the earlier conclusion of the Term or fulfillment of the Initial Supply Commitment, MD Anderson shall no longer be obligated to perform Services unless otherwise provided in a Work Order, having no obligation to enter into such a Work Order.

2.3	Delivery, Title and Risk of Loss.

2.3.A
All Deliverables delivered pursuant to any Work Order, including the Patient Lots, shall be Delivered by MD Anderson EX WORKS (Incoterms 2017). Title to and risk of loss with respect to any Patient Lot or other Deliverable shall pass from MD Anderson to Bellicum at the time such Patient Lot or other Deliverable is released to Bellicum, or Bellicum’s carrier, provided that the foregoing shall not relieve MD Anderson of liability arising from MD Anderson’s negligence or any failure to comply with its obligations with respect to the proper storage conditions and handling prior to the tender thereof to the carrier. Bellicum shall be responsible for transporting all Deliverables from the Facility to any Bellicum facility at Bellicum’s sole cost and expense. MD Anderson will not be responsible for any transportation costs, materials, insurance, or otherwise related to the Deliverables.

2.3.B
MD Anderson’s responsibility with respect to the care, custody and control of the Materials shall not begin until the Materials have been physically unloaded from trailers and MD Anderson has begun receiving the Materials at the Facility, as evidenced by a duly authorized warehouse receipt.

2.4
Bellicum Obligations. For all Services, unless otherwise expressly agreed by the Parties in writing, Bellicum shall (1) pay for and deliver to MD Anderson at the Facility, or other location designated in a Work Order, all Materials in the amounts necessary to meet Bellicum’s supply Forecast, (2) provide MD Anderson with all Specifications, including instructions for the Services for the Manufacture of the Deliverables, and ensure MD Anderson has the necessary information to allow MD Anderson to perform the Services in accordance with applicable Work Order and applicable QAA, (3) use commercially reasonable efforts to support MD Anderson in the performance of the Services including knowledge transfer and consultation as reasonably required by MD Anderson, at no charge to MD Anderson, (4) allow for any Lead-Time requirements provided in any Work Order or as otherwise agreed by the Parties, (5) be responsible for the expiration of any Materials, (6) provide MD Anderson a Forecast as described in the applicable Work Order and Section 2.9 below, (7) be responsible for all technology transfer, process Development, validation or related implementation activities related to or necessary to perform the Services in accordance with the Work Order and Specifications, and (8) ensure all permits or licenses that are held or used by (or which have been filed or delivered by or on behalf of) Bellicum and required for the operation of the Facility or performance of the Services are transferred to MD Anderson including any such permits or licenses required by and in accordance with, the APA (collectively, the “Bellicum Obligations”).

2.5
Materials. All Materials provided by Bellicum to MD Anderson for use in the Manufacture of Patient Lots shall (1) remain the sole property of Bellicum, (2) be used by MD Anderson only in carrying out its obligations under the Agreement and for no other purpose, (3) not be transferred by MD Anderson to any Third Party that is not specifically authorized in advance and in writing by Bellicum, and (4) unless exhausted in the course of performing the Services, be returned to Bellicum, upon Bellicum’s request and at Bellicum’s expense, at the expiration or termination of the Agreement or when no longer required to be used under the Agreement. After delivery, MD Anderson will be responsible for storing such Materials for the performance of the Services. Bellicum shall provide MD Anderson with, or ensure MD Anderson has possession of, current, correct and complete Material Safety Data Sheets ("MSD Sheets"), or, if a MSD Sheet is not applicable, then a safety summary sheet which outlines the storage and handling requirements and other characteristics only with respect to those Materials that can be reasonably hazardous in nature (i.e., corrosive, toxic, ignitable, etc.) in order for MD Anderson to safely and properly store and handle such Materials. MD Anderson reserves the right to exclude Materials from the Facility (or require the immediate removal of such Materials) if MD Anderson reasonably determines that it does not have complete and correct information as required by this Section 2.5. Subject to Section 3.7, if Bellicum fails to remove the Materials, MD Anderson may dispose of such Materials in any lawful manner and shall incur no liability due to such disposition. Bellicum grants to MD Anderson a first priority lien upon, and security interest in and to, all Materials at any time deposited in the Facility or any warehouse owned or operated by MD Anderson and in all proceeds and/or products thereof. Such lien and security interest shall secure all fees and charges incurred with respect to Deliverables, whether or not such Deliverable is in MD Anderson’s possession or has been Delivered.

2.6
Standards. MD Anderson shall perform the Services in accordance with: (1) the Work Order, (2) the Specifications, (3) the QAA, and (4) applicable Laws. MD Anderson will perform the Services in a professional and workmanlike manner consistent with industry standards applicable to the performance of such Services.

2.7	Facility. The Services will be performed at the facility located at 2130 W. Holcombe Boulevard, Houston, Texas 77030 (the “Facility”), unless otherwise specified in a Work Order.

2.7.A
Capacity. During the Term and at no additional charge to Bellicum, MD Anderson agrees to dedicate capacity equivalent of up to two (2) biomanufacturing suites at the Facility as required, based upon Bellicum’s Forecasts, for MD Anderson to meet the Initial Supply Commitment. In order to assure availability of the dedicated capacity, MD Anderson shall ensure that an appropriate biomanufacturing suite is available to Manufacture a Patient Lot, in accordance with a Work Order, within three (3) days after notification by Bellicum.

2.7.B
Expanded Capacity Option. Bellicum shall have the option to request MD Anderson expand its total capacity described in Section 2.7A, as necessary to meet the capacity requirements of any existing Work Order, up to the equivalent of four (4) suites or two (2) ballrooms. MD Anderson shall allocate such additional capacity for Bellicum, provided (i) new Work Orders for such additional Services are executed by the Parties, (ii) Bellicum fully funds any required buildout for such expanded capacity and a reasonable period of time for such building is agreed upon, (iii) Bellicum agrees to pay for all Services performed in such additional space at market value pursuant to a mutually agreed upon Work Order; and (iv) MD Anderson has all necessary rights and permissions (Regental, landlord and otherwise) necessary or required to perform such buildout and provide such space, having no obligation to seek any rights or permissions not then presently available under any MD Anderson then-current real property lease for the Facility, (collectively, the “Expansion Option”). Following receipt of Bellicum’s notice to exercise the Expansion Option, MD Anderson shall confirm that it has all appropriate rights and permissions for any necessary buildout of the space. Upon receipt of MD Anderson’s confirmation, Bellicum shall pay MD Anderson an option fee of [***] U.S. dollars ($[***]) by wire transfer of immediately available funds to the account described in Section 7.2 hereof. For the avoidance of doubt, notwithstanding a successful exercise of the Expansion Option, upon conclusion of the Initial Term, or fulfillment of the Initial Supply Commitment, MD Anderson shall no longer be obligated to perform Services unless otherwise provided in a Work Order, having no obligation to enter into such a Work Order.

2.8	Documentation. MD Anderson shall maintain, and provide to Bellicum, records with respect to the Services and Deliverables in accordance with the QAA.

2.9	Forecasts.

2.9.A
Forecasts. After the Initial Forecast and within the first three (3) Business Days of each month during the Term, Bellicum will provide MD Anderson with monthly rolling forecasts of Bellicum’s anticipated Deliverable needs for the following six (6) calendar months (each, a “Forecast”). The first two (2) months of each Forecast will constitute a binding commitment on Bellicum to order the quantity of Deliverables forecasted for such period. For example, a Forecast provided in March will be binding for the months of March and April; accordingly, the Forecast provided in April, shall have the same April Deliverable commitment as provided in the March Forecast, but now the May Forecast will also be binding. However, for each binding month, Bellicum shall be permitted to vary the Forecasted Deliverable amount by up to the greater of 50% of the Deliverables ordered or one (1) Patient Lot. Projections for the non-binding period of each Forecast will constitute Bellicum’s reasonable best estimates of future orders, but shall not be binding on Bellicum. To the extent that Bellicum does not order Deliverables consistent with the binding portion of a Forecast, the greater of the Forecasted amount (including the 50% variability described above) or the actual number of orders, will count towards the Initial Supply Commitment. If Bellicum orders more Deliverables than Forecasted (including the 50% variability described above), MD Anderson will use good faith efforts to meet such orders, but the fees charged by MD Anderson for such Services shall be increased by 50%. For the avoidance of doubt, the following example is for illustrative purposes: if the Forecast for June is four (4) orders of a specific Deliverable, but Bellicum only places two (2) orders of such Deliverable, these orders will be deemed within the accepted variability for such Forecasted amount. However, if Bellicum only places one (1) order of such Deliverable during this month, then Bellicum’s order will not be deemed in compliance with the Forecasted amount and the four (4) Forecasted orders will count towards the Initial Supply Commitment. Similarly, if Bellicum places seven (7) orders within this month, then MD Anderson is only obligated to fulfill the six (6) orders which are within the accepted variability, but MD Anderson will use good faith efforts to fulfill the seventh (7th) order; however, such seventh (7th) order, if fulfilled, will be subject to a 50% increase in fees.

2.9.B
Forecast Timing. Within thirty (30) days of the execution of the first Work Order, Bellicum shall submit to MD Anderson its initial Forecast for each Deliverable under such Work Order (the “Initial Forecast”). Unless otherwise agreed by the Parties, the first month of the Initial Forecast shall commence on the first day of the next calendar month. For all other Work Orders, Bellicum shall submit Forecasts to MD Anderson upon the Work Order effective date or as otherwise mutually agreed in such Work Order. Services shall not begin until after the date covered in the Forecast; provided MD Anderson has received the applicable Forecast prior to such date.

2.10	Scheduling and Cancellations.

2.10.A
Scheduling. For each Patient Lot, Bellicum will notify MD Anderson when it becomes aware of the date on which a patient leukapheresis (the “Patient Apheresis”) will occur as well as the arrival date at the Facility. Such notification will occur at least three (3) Business Days prior to arrival of Patient Apheresis at the Facility.

2.10.B
Cancellations. If, following such initial notification, Bellicum determines that the Patient Apheresis will not be provided and the Patient Lot must be cancelled, Bellicum shall notify MD Anderson as soon as feasible. Upon such cancellation, Bellicum shall be responsible for reimbursement of any costs incurred by MD Anderson in preparation for such cancelled batch, excluding the costs of any Materials (so long as the Materials were provided by Bellicum). The first five (5) cancelled Patient Lots shall not be counted against the Initial Supply Commitment.

Section 3.	PRODUCT ACCEPTANCE; DEFECTS; REMEDIES

3.1
Acceptance of Patient Lots and Other Deliverables. Bellicum shall examine, inspect and test each Patient Lot or other Deliverable Delivered under the Agreement as soon as practicable after receipt. Bellicum shall notify MD Anderson in writing of any Patient Lot or Deliverable that is Non-Conforming Product within twenty-one (21) calendar days after the date of Delivery (“Acceptance Period”). If such notice is not provided prior to the expiration of the Acceptance Period, the Patient Lot or other Deliverable shall be deemed accepted and to be in conformance with the Agreement.

3.2
Acceptance of Materials. MD Anderson shall have the right to examine, inspect and test each Material provided to MD Anderson under the Agreement. MD Anderson shall notify Bellicum in writing of any Material that does not comply with the Specifications for such Material, or meet the requirements described in Section 2.5, and may reasonably reject, or refuse acceptance of, any such Material.

3.3
Non-Conforming Products. MD Anderson will not release for Delivery any Non-Conforming Product. In addition, all Patient Lots that are Non-Conforming Products, for which such non-conformance is (a) due to a Process Inherent Issue, or (b) is not due to the negligence or fault of MD Anderson, shall count against the Initial Supply Commitment.

3.4
Retesting. In the event Bellicum rejects a Patient Lot or other Deliverable as Non-Conforming Product, MD Anderson shall have the right to sample and retest such Patient Lot or other Deliverable, which shall be done as soon as practicable and at MD Anderson’s expense. In the event of a discrepancy between Bellicum’s and MD Anderson’s test results such that one Party’s results fall within the Specifications and the other Party’s test results fall outside the Specifications, or there exists a dispute over whether such failure is due (in whole or in part) to acts or omissions of Bellicum or any Third Party after Delivery, the Parties shall cause a testing laboratory agreeable to both Parties (cost split equally between the Parties, subject to reimbursement as set forth below) to perform comparative tests and/or analyses on samples of the alleged Non-Conforming Product. The testing laboratory’s results shall be in writing and shall be final and binding save for manifest error on the face of its report. Unless otherwise agreed to by the Parties in writing, the costs associated with such testing and review shall be borne by the Party against whom the testing laboratory result finally rules and such Party shall reimburse to the other Party the costs advanced to the laboratory pursuant to the foregoing sentence. The testing laboratory shall be required to enter into written undertakings of confidentiality and non-use no less burdensome than set forth or referred to by this Agreement.

3.5
Remediation. If any Deliverable is considered Non-Conforming Product, MD Anderson shall, as promptly as reasonably possible, either: (a) remake or produce a new Deliverable, or (b) to the extent it is legally permitted and also reasonably practicable, rework or Reprocess the Patient Lot, so that the Patient Lot or Deliverable (x) can be deemed to have been Manufactured in compliance with cGMP and the agreed Batch Production Record, as applicable, and (y) conforms to the Specifications. The Parties shall agree, in good faith, on the timelines for such resupply or rework.

3.6	Remediation Costs.

3.6.A
To the extent the non-conformance of any Non-Conforming Product is directly attributable to the negligence or fault of MD Anderson and is not attributable to a Process Inherent Issue, then such resupply or rework Services, as described in Section 3.5 (a) or (b), shall be performed at MD Anderson’s cost and expense, including the cost of replacing the Materials. Alternatively, under such circumstances, rather than to have such resupply or rework Services, Bellicum may elect for MD Anderson to refund to Bellicum the amount paid by Bellicum for such Non-Conforming Product, or if payment has not already made, cancel the invoice for such order in which case MD Anderson shall only be responsible for compensating Bellicum for the cost of the Materials.

3.6.B
For all Non-Conforming Products, to the extent such non-conformance is not directly attributable to the negligence or fault of MD Anderson, then all such resupply or rework Services as described in Section 3.5 (a) or (b) shall be pursuant to a new Work Order and such Services shall be performed at Bellicum’s cost and expense, including the costs of the Materials.

3.7
Destruction of Non-Conforming Products and Materials. MD Anderson shall provide reasonable notice to Bellicum of MD Anderson’s intent to destroy Non-Conforming Products or Materials (in accordance with Section 2.5) and shall destroy such products unless otherwise instructed by Bellicum in writing within ten (10) days of such notice. If requested by Bellicum within such timeframe, MD Anderson shall make such Non-Conforming Products or Materials available to Bellicum. Bellicum shall have the right to make further use of Non-Conforming Products or Materials for research and Development purposes only, provided that such use does not violate any applicable Laws and in no event is used in connection with human use. In the event that Bellicum desires the use of such Non-Conforming Products or Materials, Bellicum shall pay for any materials, supplies, labor and pass-through testing costs incurred by MD Anderson in connection with the Services related to such products. MD ANDERSON SHALL HAVE NO LIABILITY WHATSOEVER WITH RESPECT TO ANY NON¬CONFORMING PRODUCTS OR MATERIALS USED BY, OR AT THE DIRECTION OF BELLICUM SUBSEQUENT TO SUCH REJECTION.

Section 4.	FAILURE TO SUPPLY

4.1
In the event MD Anderson is not able to supply, or reasonably anticipates that it will not be able to supply, any Services under any Work Order for any reason, including without limitation force majeure according to Section 11.8, MD Anderson shall (i) without undue delay provide a written notice (e-mail is sufficient) to Bellicum stating in reasonable detail the cause of such supply inability and the proposed remedial measures and the date such inability is expected to end, and (ii) use commercially reasonable efforts to supply such Services as soon as practicable. The Parties will discuss in good faith all appropriate means of resolving such supply problems.

4.2
In the event that MD Anderson is unable to Manufacture and release three (3) consecutive Patient Lots of the same Deliverable or a total of six (6) Patient Lots of the same Deliverable in any rolling twelve (12) month period as required under a Work Order (excluding, in both circumstances, any Deliverables impacted by Process Inherent Issues), provided all Bellicum Obligations have been successfully met including timely delivery of the Materials to MD Anderson, then a supply interruption shall be deemed to have occurred (“Supply Interruption”). Provided that such Supply Interruption is not (a) caused by force majeure according to Section 11.8, (b) due to the fault of Bellicum or any Third Party, or (c) due to any Process Inherent Issue, a supply failure shall be deemed to have occurred (“Supply Failure”). In the event of a Supply Failure, MD Anderson shall, within sixty (60) calendar days from the beginning of the Supply Failure, prepare an action plan setting forth a proposal to determine the root cause of the Supply Failure and the corrective actions to be taken (the “Action Plan”). The Action Plan shall then be presented to the JSC within such sixty (60) day period. The JSC may accept, modify or reject such Action Plan. In the event the JSC cannot agree upon the proposed (or modified) Action Plan within fourteen (14) days, the matter shall be escalated to the senior management of the Parties in accordance with Section 10.2. If senior management, acting in good faith, cannot agree on an Action Plan within forty-five (45) days from the date of its referral to senior management, then MD Anderson shall have the right to terminate this Agreement upon fifteen (15) days notice.

4.3
Upon determination that a Supply Failure has occurred and is incapable of being cured within sixty (60) days from the date it is deemed a Supply Failure, the Term of such applicable Work Order, as it related to such specific Deliverable, shall be automatically extended for the length of such Supply Failure (unless otherwise terminated in accordance with Section 4.2). For the avoidance of doubt, the length of the Supply Failure arising from the failure to Manufacture and release three (3) consecutive Patient Lots of the same Deliverable, shall commence on the date of the first failed Patient Lot and conclude on the successful implementation of the Action Plan, and the length of the Supply Failure arising from the failure to Manufacture and release a total of six (6) Patient Lots of the same Deliverable in any rolling twelve (12) month period, shall commence on the date of the last failed Patient Lot and conclude on the successful implementation of the Action Plan.

Section 5.	QUALITY AND REGULATORY MATTERS

5.1
Quality Assurance Agreement. The Parties shall enter into a “Quality Assurance Agreement” (“QAA”) no later than seven (7) calendar days before the start of any Work Order for Manufacturing of any Deliverable. The QAA shall set forth the Parties' rights and obligations with regard to quality management, quality assurance, quality control, responsibilities of the Parties, documentation, product release procedure including the language of such documentation, regulatory items such as audits and inspections. Upon execution, the QAA for Patient Lots shall be deemed to be incorporated herein as Exhibit C.

5.2
Process Changes. Changes to the Existing Process, Services, or Specifications, including changes to any Materials used to Manufacture the Patient Lots or other Deliverable, may only be made in accordance with the QAA. Actual costs incurred as a result of changes will be allocated as follows:

5.2.A	MD Anderson shall solely bear all of its actual and related costs resulting from:

(i)	Changes to the Facility (including but not limited to changes related to Facility safety) requested by MD Anderson; and

(ii)	Changes requested or required by the Governmental Authorities relating to the Facility, and all investments related to the establishment, maintenance and improvement of cGMP.

5.2.B	Bellicum shall solely bear all actual and related costs of Bellicum and MD Anderson resulting from:

(i)
Changes to the Existing Processes or Services requested by Bellicum, including any changes to the Manufacturing process, Specifications, Materials used to Manufacture the Patient Lots or other Deliverable;

(ii)	Changes requested or required by the Governmental Authorities relating to the Existing Process, Services, or Manufacturing process used to Manufacture the Patient Lots or other Deliverable;

(iii)
Any technology transfer from a supplier of Materials to another supplier or to MD Anderson (such as, but not limited to, the purchase of any necessary Manufacturing equipment and Manufacturing licenses) to the extent such transfer is authorized by Bellicum.

5.3	Technical Site Visits by Bellicum (Audits, Person-in-Plant)

5.3.A
Audits. In accordance with the terms of the QAA, Bellicum shall be entitled annually to one (1) visit with up to two (2) persons for up to two (2) days to audit the parts of the Facility (“Audit”). Notwithstanding the foregoing, “for-cause” audits may be conducted as described in the QAA.

5.3.B
During each audit, Bellicum may inspect corresponding documents (including records) that specifically relate to Manufacturing, quality control, storage, release, complaint/deviation investigations and cGMP activities performed by MD Anderson as related specifically to this Agreement. The right of audit provided herein does not include a right to access or inspect MD Anderson’s financial records.

5.3.C
In addition to the authorized Audits, in accordance with the terms of the QAA and with at least thirty (30) days advance written notice to MD Anderson, Bellicum shall have the right, at its sole risk and expense, to have one (1) Bellicum employee or agent of Bellicum, who shall be approved by MD Anderson, at the Facility (“Person-in-Plant” or “PIP”) during core business hours to observe the production activities and provide support as the single point of contact for such activities.

(i)
MD Anderson shall provide adequate office space for the PIP, including access to outside internet connection, and ensure that the PIP is kept reasonably informed of issues that arise that may affect the production or quality of Bellicum product.

5.3.D
If an unplanned deviation or other issue arises that reasonably requires the PIP to have access to the Manufacturing facility or QC laboratory, MD Anderson shall grant the PIP reasonable access to those parts of the Facility as needed to evaluate, assess and confirm the satisfactory resolution of such issue.

5.3.E
While on MD Anderson’s premises, Bellicum shall cause its auditors and PIPs to (i) abide by all applicable Laws, confidentiality obligations to Third Parties and MD Anderson’s rules and policies governing its premises, safety and security practices and operating procedures, and (ii) comply with all reasonable instructions of MD Anderson’s employees regarding safety and compliance within the premises and the overall use of MD Anderson’s premises and equipment, and (iii) operate in a manner as not to adversely interfere with operations at the Facility. Bellicum shall be solely responsible for the payment and provision to each such auditor and PIP of all compensation and employee benefits, and the withholding and payment of applicable taxes relating to such employment or engagement.

Section 6.	TERM OF AGREEMENT

6.1
The initial term of the Agreement will commence on the Effective Date and continue for a period of three (3) years, unless sooner canceled, terminated or extended in accordance with the provisions of this Agreement, including all exhibits attached to and incorporated into this Agreement by this reference thereto (the “Initial Term”).

6.1.A
Upon implementation of the Expansion Option, the Initial Term shall be extended through (a) the date that is three (3) years from the start of the Expansion Option, or (b) June 30, 2025, whichever comes first (the “Extended Term”) (the Initial Term and the Extended Term may be referred herein as the “Term”). In no event shall the Term extend beyond June 30, 2025.

6.2
MD Anderson may suspend the Services performed under the Agreement with immediate effect if at any time MD Anderson reasonably believes, in its sole and absolute discretion, that (a) Bellicum or the Services has a material adverse effect upon MD Anderson, its patients, or personnel; (b) Bellicum or the Services are compromising MD Anderson’s established standards of care or performance; (c) the Services do not comply with any Laws of any Government Authority or Regulatory Authority having jurisdiction over the Services; (d) any of the representations or warranties of Bellicum set forth in the Agreement are incomplete, incorrect or inaccurate in any material respect as of any date; (e) any insurance coverage for Bellicum that is required by the Agreement is not in place; (f) Bellicum materially breaches the Agreement; or (g) Bellicum fails to make any payment when due as described in Section 7.2. MD Anderson shall provide Bellicum thirty (30) days’ written notice of such suspension and its rationale and Bellicum shall have the opportunity to cure, if curable, any such issues within that time period unless otherwise extended by written agreement of the Parties. If not cured to MD Anderson’s reasonable satisfaction, MD Anderson may terminate the Agreement and shall send Bellicum a written notice of termination which will specify the basis for termination and the effective date of the termination (“Termination Date”) (collectively a “Notice of Termination”). In addition, MD Anderson shall have the right to terminate this Agreement and all Services in accordance with Section 4.2.

6.3
Bellicum may terminate the Agreement with immediate effect (i) if any of MD Anderson’s representations or warranties set forth in the Agreement are incomplete, incorrect or inaccurate in any material respect as such applicable date, and MD Anderson fails to cure such inaccuracies within 30 days of written notice of such; (ii) the Services do not comply with any Laws of an applicable Governmental Authority or Regulatory Authority having jurisdiction over the Services and MD Anderson fails to cure such noncompliance within 30 days of written notice of such; (iii) upon the occurrence of a material breach of the Agreement by MD Anderson and MD Anderson fails to cure such breach within 30 days of written notice of such; or (iv) a Supply Failure that is not cured within sixty (60) days of written notice of such, or other timeframe as provided for in a JSC-approved action plan. In order for the termination to be effective, Bellicum shall send MD Anderson a Notice of Termination specifying the basis for termination and the Termination Date.

6.4
Either Party may terminate a Work Order at any time and for any reason whatsoever upon thirty (30) days’ written notice to the other Party; provided, however, MD Anderson shall not be permitted to terminate any open Work Order related to the Initial Supply Commitment during the Initial Term except in accordance with Section 6.2 above. The Party terminating the Work Order will send the other Party a Notice of Termination which will specify the basis for termination and the effective date of the termination (“Work Order Termination Date”). Termination of a Work Order will not affect any other Work Order pursuant to this Agreement. Neither Party hereto shall by the termination of a Work Order be relieved of its respective obligation and liabilities in any way arising out of or related to the Services performed under such Work Order prior to the Work Order Termination Date, including the payment of all reasonable costs, fees and expenses incurred by a Party which are directly attributable to any termination for convenience by the other.

6.5
Neither Party hereto shall by the expiration or termination of the Agreement be relieved of its respective obligations and liabilities in any way arising out of or related to the Services performed prior to the Termination Date, including but not limited to the payment by Bellicum to MD Anderson of all reasonable costs, fees and expenses incurred by MD Anderson related to such Services. In addition, in the event the Services are terminated by MD Anderson, Bellicum agrees to pay MD Anderson for all Services completed up through the Work Order Termination Date, any non-cancellable expenses (such as supplies or materials purchased based upon Bellicum’s Forecasts, or costs associated with the Expansion Option) and any costs which are directly attributable to any termination by Bellicum. Upon the receipt of a Notice of Termination from Bellicum, MD Anderson should immediately begin to orderly and efficiently wind down the Services to mitigate the fees and expenses paid by Bellicum for the wind down.

6.6
The terms and provisions contained in the Agreement that by their sense and context are intended to survive the performance thereof by either or both Parties shall so survive the completion of performance and termination or expiration of the Agreement, including without limitation, the payment obligations, indemnity obligations, confidentiality provisions and limitations of liability set forth herein.

Section 7.	FEES, COSTS, EXPENSES, TAXES, CONSIDERATION AND INVOICING

7.1
For each Patient Lot ordered within the Initial Supply Commitment, Bellicum shall pay MD Anderson the fees described in the applicable Work Order which shall, at a minimum, cover all actual costs to MD Anderson in performing the Services set forth in such Work Order, including but not limited to costs for supplies and consumables (other than the Materials), pass-through expenses, and labor costs. For the avoidance of doubt and unless otherwise specified herein or agreed upon by the Parties, MD Anderson shall not be required to incur any out-of-pocket expenses in performing the Services. For Patient Lots that exceed the Initial Supply Commitment, the Parties agree to negotiate in good faith pricing that appropriately compensates MD Anderson for its performance of such Services, which shall be stated in the applicable Work Order.

7.2
MD Anderson will be compensated for the Services in accordance with the fee schedule set forth in each Work Order or as described herein. Within thirty (30) days from receipt of an invoice, Bellicum shall pay MD Anderson in immediately available funds by wire or electronic fund transfer for all undisputed amounts in each invoice. If Bellicum disputes, in good faith, all or a portion of the charges in an invoice, it shall notify MD Anderson that it disputes certain or all charges in the invoice within 30 days of receipt. For all disputed invoice amounts, the Parties shall seek to resolve the dispute pursuant to the process set forth in Section 11.10 of this Agreement. For any undisputed amounts not paid within 30 days, MD Anderson may charge interest on the past due and undisputed amount at a rate not in excess of the lesser of (a) the “Prime Rate” published in the Wall Street Journal, from time to time, plus one percent (1%), or (b) the maximum rate permitted by law, and Bellicum shall pay all reasonable attorney fees and costs of MD Anderson in enforcing collection of such undisputed amounts owing under the Agreement. All invoices shall be wired to the following account unless otherwise identified in writing by MD Anderson:

JPMorgan Chase Bank, N.A.
707 Travis Street
Houston, Texas 77002

SWIFT:	CHASUS33 (used for international wires)

ABA ROUTING NO.:	021000021 (used for domestic wires)

ABA ROUTING NO.:	111000614 (used for domestic Automatic Clearing House)

ACCOUNT NAME:	The University of Texas M. D. Anderson Cancer Center

ACCOUNT NO.:	1586838979

REFERENCE:	Note: Please specify the contract or invoice number and the chartfield number, 710928-30-122140-46.
The MD Anderson Treasury Services and Operations Department may be contacted at (713) 745-9580 or treasuryservices@mdanderson.org for assistance.

7.3
Taxes. Bellicum shall be responsible for any taxes, duties and charges currently assessed or which may be assessed in the future, that are applicable to the Materials, whether stored at the Facility or otherwise.

Section 8.	REPRESENTATIONS, WARRANTIES, LIABILITY AND INDEMNIFICATION

8.1	Bellicum represents, warrants and covenants to MD Anderson that on and as of the date hereof:

8.1.A
It is duly formed, validly existing and in good standing under the laws of its state of jurisdiction or formation, with power and authority to carry on the business in which it is engaged and to perform its respective obligations under the Agreement.

8.1.B	The execution and delivery of the Agreement by it have been duly authorized and approved by all requisite corporate, limited liability company, partnership, or similar action.

8.1.C	It has all the requisite corporate, limited liability company, partnership, or similar power and authority to enter into the Agreement and perform its obligations hereunder.

8.1.D
The execution and delivery of the Agreement does not, and consummation of the transactions contemplated herein will not, violate any of the provisions of organizational documents, any agreements pursuant to which it or its property is bound, or, to its knowledge, any applicable laws.

8.1.E
The Agreement is valid, binding, and enforceable against it in accordance with its terms subject to bankruptcy, moratorium, insolvency, and other laws generally affecting creditors’ rights and general principles of equity (whether applied in a proceeding in a court of law or equity), and the Constitution and laws of the State of Texas;

8.1.F	It is qualified to do business in the State of Texas;

8.1.G	The Materials delivered to MD Anderson pursuant to the Agreement will, at the time of such delivery, be free and clear of all liens;

8.1.H	The Specifications are accurate and complete and includes all instructions and information necessary for MD Anderson to perform the Services; and

8.1.I
Any transportation provider or carrier of the Materials or Deliverable has represented and covenanted that it has Business Auto Liability Insurance covering all owned, non-owned or hired automobiles, with limits of not less than $1,000,000 single limit of liability per accident for Bodily Injury and Property Damage.

8.2	MD Anderson represents, warrants and covenants to Bellicum that on and as of the date hereof:

8.2.A
MD Anderson has the full power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement (not including the Expansion Option). The execution and delivery by MD Anderson of this Agreement to be executed and delivered by it, the performance by MD Anderson of its obligations hereunder and the consummation by MD Anderson of the transactions contemplated hereby have been duly and validly authorized. The Agreement is, when executed and delivered by the Parties thereto, the valid and binding obligation of MD Anderson, enforceable against MD Anderson in accordance with its terms;

8.2.B
The execution, delivery and performance by MD Anderson of this Agreement, and the consummation of the transactions contemplated hereby, do not conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to MD Anderson.

8.2.C	To MD Anderson’s knowledge, MD Anderson is not under investigation with respect to any violation of any Laws that prevent its performance of the Services.

8.2.D	To MD Anderson’s knowledge the performance of the Services by MD Anderson complies with all applicable Laws of a Governmental or Regulatory Authority having proper jurisdiction.

8.3
Bellicum warrants, represents, covenants, and agrees that it has all permits, licenses, and approvals required for it to request and receive the Services and has and will otherwise comply with all Laws of all Governmental Authorities and Regulatory Authorities that are now or may, in the future, become applicable to Bellicum, Bellicum’s business, equipment, and personnel engaged in Bellicum’s business, Bellicum’s receipt of the Services or its performance under the Agreement, or arising out of or incident to such performance. Bellicum will perform its obligations under the Agreement in compliance with applicable Laws. To Bellicum’s knowledge, Bellicum is not under investigation with respect to any violation of applicable Laws and there are no facts or circumstances that could form the basis for any such violation. Without limiting the generality of foregoing, no bribes, kickbacks, illegal payments, illegal political contributions, or other inappropriate payments, legal or illegal, have been made, directly or indirectly by or on behalf of Bellicum to obtain or retain business, and Bellicum is and has been in compliance with all legal requirements under local anti-corruption and bribery laws, in each case, in jurisdictions in which Bellicum is operating or conducting business (collectively, the “Anti-Bribery Laws”). Bellicum has not received any communication that alleges that Bellicum or any agent of Bellicum is not or may not be in compliance with, or has or may have any liability under, Anti-Bribery Laws. All reports, returns, statements, documents, registrations, filings, and submissions, which are required to be filed with any Governmental Authority relating to Bellicum and Bellicum’s business, have been duly and timely filed.

8.4
Bellicum warrants, represents, covenants, and agrees that all information and Materials provided by Bellicum to MD Anderson in connection with the Services to be performed shall be de-identified and aggregated so as to conceal all Protected Health Information (“PHI”) as that term is defined in the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”).

8.5
Bellicum warrants, represents, covenants, and agrees that the Materials, Specifications and any other processes or instructions provided to MD Anderson by or on behalf of Bellicum (“Covered Resources”) and MD Anderson’s use thereof (or access or exercise of any other rights granted under the Agreement with respect to such Covered Resources), and related to performance of the Services, and the MD Anderson’s receipt thereof, do not and shall not infringe or misappropriate the Intellectual Property rights of any Third Party, or otherwise conflict with the rights of any Third Party.

8.6
Bellicum warrants, represents, covenants, and agrees that the licenses granted by Bellicum to MD Anderson in Section 9.6.B are the only licenses necessary for MD Anderson to use the Covered Resources in accordance with this Agreement.

8.7
Bellicum warrants, represents, covenants, and agrees that it has disclosed, and will continue to disclose, to MD Anderson, prior to tendering of any Materials to the Facility, any and all potential health, safety and/or environmental hazards that may be associated with transportation, storage or handling of the materials.

8.8
Each Party warrants, represents, covenants, and agrees that: (i) it is not excluded from participation under any state or federal health care program , as defined in 42 U.S.C. §1320a-7b(f), or listed in the U.S. System for Award Management’s (“SAM”) List of Parties Excluded From Federal Procurement or Non-Procurement Programs, or the United States Office of Inspector General’s List of Excluded Individuals/Entities (“LEIE”); and (ii) no final adverse action, as such term is defined under 42 U.S.C. Section 1320a-7e(g), has occurred or is pending or threatened against it (collectively “Excluded/Adverse Actions”). Each Party shall notify the other Party of any Excluded/Adverse Actions or any basis therefore within two (2) days of the notifying Party learning of any such Excluded/Adverse Action or any basis therefore. If a Party is excluded from a state or federal health care program, the other Party may, in addition to any other remedies it may have, immediately terminate the Agreement.

8.9
Each Party shall promptly notify the other Party, in writing, as soon as it becomes aware of any condition or circumstance which makes any of the representations or warranties set forth in the Agreement incomplete, incorrect or inaccurate in any material respect as of any date.

8.10
MD ANDERSON HAS NOT MADE AND DOES NOT MAKE ANY WARRANTY OR REPRESENTATION WHATSOEVER, EITHER EXPRESS OR IMPLIED, AS TO THE FITNESS, CONDITION, MERCHANTABILITY, DESIGN, OR OPERATION OF THE SERVICES, THEIR FITNESS FOR ANY PARTICULAR PURPOSE, THE QUALITY OR CAPACITY OF THE SERVICES OR WORKMANSHIP IN THE SERVICES, NOR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER; BELLICUM ASSUMES ALL RISK AND LIABILITY RESULTING FROM THE USE OF THE SERVICES, INCLUDING RISKS OF DAMAGES, WHETHER USED SINGLY OR IN COMBINATION WITH OTHER PRODUCTS, MATERIALS, OR PERSONAL PROPERTY.

8.11
EXCEPT AS PROVIDED FOR IN THE AGREEMENT, IN NO EVENT SHALL MD ANDERSON BE LIABLE FOR ANY LOSS, CLAIM, DAMAGE, OR LIABILITY, OF WHATSOEVER KIND OR NATURE, REGARDLESS OF THE LEGAL THEORY ASSERTED (INCLUDING, WITHOUT LIMITATION, BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY, OR ANY TORT CLAIM), WHICH MAY ARISE FROM OR IN CONNECTION WITH THE AGREEMENT, THE PRESENCE OF PIPS, OBSERVERS, AUDITORS OR OTHER PERSONS ON MD ANDERSON PREMISES OR THE USE, HANDLING OR STORAGE OF MATERIALS, DROP-SHIPPED MATERIALS OR THE SERVICES. NOTWITHSTANDING ANY OTHER PROVISION CONTAINED HEREIN, BELLICUM HEREBY RELEASES MD ANDERSON, SYSTEM, ITS REGENTS, AND THE OFFICERS, AGENTS, AND EMPLOYEES OF MD ANDERSON AND SYSTEM FROM ANY AND ALL LIABILITIES, LOSSES, CLAIMS, OR DAMAGES INCURRED IN CONNECTION WITH THE SERVICES AND THE AGREEMENT.

8.12	Indemnification.

8.12.A
Indemnification by Bellicum. Subject to the other terms and conditions of this Section 8, Bellicum shall indemnify, defend and hold harmless each of MD Anderson, its Affiliates, and each of their respective Regents directors, managers, officers, employees, partners, contractors or agents (collectively, the “MD Anderson Indemnitees”) from and against all Losses incurred or sustained by, or imposed upon, any of the MD Anderson Indemnitees or that any of the MD Anderson Indemnitees may incur, as a result of, based upon, arising out of, with respect to, or by reason of, any one or more of the following: (a) any inaccuracy in, or breach of, any of the representations or warranties of Bellicum contained in the Agreement, or in any certificate or instrument delivered by or on behalf of Bellicum pursuant to the Agreement; (b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Bellicum pursuant to the Agreement, or any certificate or instrument delivered by or on behalf of Bellicum pursuant to the Agreement; (c) any fraud, willful misconduct or criminal acts of Bellicum, its Affiliates, or any of the respective Representatives of either, (d) any allegations that the Covered Resources, MD Anderson’s use thereof (or access or exercise of any other rights granted under the Agreement with respect to such Covered Resources), or the Services, infringe or violate the Intellectual Property rights of any Third Party, (e) MD Anderson’s performance of the Services in accordance with the Agreement; or (f) the presence of any Bellicum auditors, PIPs or any other Persons authorized or requested by Bellicum, at the Facility or at any other premises owned, leased or operated by MD Anderson; except to the extent any Losses described in (a) through (f) are directly attributable to the gross negligence or willful malfeasance of MD Anderson.

8.12.B
Indemnification by MD Anderson. Subject to the Laws and Constitution of the State of Texas and subject to the statutory duties of the Texas State Attorney General, MD Anderson shall defend, indemnify, and hold harmless Bellicum and its Affiliates, and each of their respective their respective directors, managers, officers, employees, partners, contractors or agents (collectively, the “Bellicum Indemnitees”) from and against all Losses, and defend Bellicum Indemnitees from all claims, demands, suits, actions or other proceedings, as a result of, based upon, arising out of, with respect to or by reason of any one or more of the following: (a) any inaccuracy in or breach of any of the representations or warranties of MD Anderson contained in the Agreement, or in any certificate or instrument delivered by or on behalf of MD Anderson pursuant to the Agreement; (b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by MD Anderson pursuant to the Agreement; or (c) any fraud, willful misconduct or criminal acts of MD Anderson; except to the extent any Losses described in (a) through (c) are directly attributable to the gross negligence or willful malfeasance of Bellicum
8.12.C Whenever any Actions shall arise for indemnification under this Section 8 (an “Indemnification Claim”), the MD Anderson Indemnitee or the Bellicum Indemnitee, as applicable (the “Indemnified Party”), shall promptly provide written notice of the Indemnification Claim to the other party (the “Indemnifying Party”), but in any event not later than thirty (30) days after the Indemnified Party becomes aware of the Indemnification Claim; provided that failure to timely give such written notice shall not relieve the Indemnifying Party of its indemnification obligations except and only to the extent that the Indemnifying Party is required to forfeit rights or defenses by reason of such failure. Such notice shall describe the Indemnification Claim in reasonable detail, shall include copies of all available material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.

8.12.D
If Bellicum is the Indemnifying Party, it shall not be entitled to participate in the defense of any MD Anderson Indemnitee with respect to any Indemnification Claim, and will have no right to defend any MD Anderson Indemnitee against the Indemnification Claim. With respect to a Indemnification Claim arising under Section 8.12.A, the MD Anderson Indemnitees will, together with the Attorney General of the State of Texas, undertake the defense, compromise or settlement of each Indemnification Claim on behalf of and for the account and risk of Bellicum as the Indemnifying Party; provided, however, that no Indemnification Claim shall be compromised or settled without concurrent notice to the Indemnifying Party. Notwithstanding anything to the contrary in this Section 8.12, if the Indemnifying Party is a party to Indemnification Claim, the Indemnifying Party shall be entitled to conduct its own defense of such Indemnification Claim, but not the defense of any MD Anderson Indemnitee concerning such Indemnification Claim. No action taken by any MD Anderson Indemnitee in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom.

8.12.E
The Indemnifying Party shall cooperate in all commercially reasonable respects with the Indemnified Party and the Attorney General of the State of Texas (as applicable) in the investigation, trial and defense of any Action that may be subject to this Section 8.12 and any appeal arising therefrom. The Parties shall cooperate with each other in any notifications to insurers. The Indemnifying Party shall assist and cooperate, at the cost of the Indemnifying Party, with the Indemnified Party in the making of settlements and the enforcement of any right of contribution to which any Indemnified Party may be entitled from any Person in connection with the subject matter of any litigation subject to indemnification hereunder.

8.12.F
Bellicum and MD Anderson acknowledge and agree that the APA, including, but not limited to, its Section 2 and Section 7, provides an independent indemnification remedy and procedure that is in addition to, and not superseded by, that provided by this Section 8. Further, nothing in this Section 8 shall limit MD Anderson’s right to seek any equitable relief to which MD Anderson seeks hereunder or to seek any remedy on account of Bellicum’s criminal, intentional, fraudulent or willful misconduct.

Section 9.	COVENANTS

9.1
Confidentiality: During the Term of the Agreement and for a period of two (2) years thereafter, neither Party will at any time, except as required to perform the Services or as authorized in writing by the Party disclosing information (“Disclosing Party”), supply, disclose, use, or otherwise permit access to any information, in whole or in part, that the other Party (“Receiving Party”) may acquire by reason of its performance under the Agreement and that concerns or in any way relates to the Disclosing Party, its Affiliates, and their respective regents, directors, officers, employees, or agents, including, without limitation, any information, data, or records pertaining to MD Anderson’s faculty, staff, patients, business, or financial affairs, the Services, and MD Anderson’s manufacturing processes (“Confidential Information”). The obligations in this Section 9.1 shall not apply to any Confidential Information that (i) is rightfully already in the Receiving Party’s possession at the time of disclosure by Disclosing Party, (ii) is or later becomes part of the public domain through no fault of Receiving Party, (iii) is received from a Third Party having no obligations of confidentiality to Disclosing Party, (iv) is independently developed by Receiving Party without use of the Confidential Information, or (v) is required by law to be disclosed, provided that (a) Receiving Party provides Disclosing Party prompt written notice before any such disclosure so that it may seek a protective order or other appropriate remedy and (b) Receiving Party complies with any such protective order (or equivalent) imposed on such disclosure. In the event that a protective order or other remedy is not obtained, Receiving Party shall furnish only that portion of the Confidential Information that is legally required to be disclosed in the opinion of Receiving Party’s legal counsel. Within ten (10) Business Days after the termination of the Agreement or the request of Disclosing Party, Receiving Party will return or destroy all Confidential Information. Upon Request, Receiving Party shall provide written confirmation, signed by an officer or other authorized representative of Receiving Party, that all such Confidential Information has been destroyed or deleted as required herein. Notwithstanding anything to the contrary herein, (a) Receiving Party shall be permitted to retain one copy of any Confidential Information for legal or regulatory compliance purposes, and (b) Receiving Party shall not be required to alter or destroy backup tapes or other media containing Confidential Information made in the ordinary course of business pursuant to automated archival processes; provided, however, that any Confidential Information retained shall be kept confidential subject to the confidentiality obligations set forth herein. Without prejudice to the rights and remedies otherwise available to the Parties under the Agreement, the Parties shall be entitled to seek equitable relief by way of injunction if the other Party breaches or threatens to breach any of the provisions of this Section 9.1, without the necessity of posting bond or other security. The provisions of this Section 9.1 shall expressly survive the termination of the Agreement. The Receiving Party will use the same measures to protect Disclosing Party’s Confidential Information as it uses to protect its own information of a similar nature. Receiving Party will use at least a reasonable standard of care.

9.2
Public Information: The Agreement and related information may be subject to public disclosure under Chapter 552, Texas Government Code. Bellicum shall be deemed to have knowledge of this law and the means of protecting Bellicum’s legitimate interests. Bellicum represents, warrants and agrees that the Agreement can be terminated if Bellicum knowingly or intentionally fails to comply with a requirement of Subchapter J, Chapter 552, Texas Government Code. MD Anderson strictly adheres to all statutes, court decisions and the opinions of the Texas Attorney General with respect to disclosure of public information under the Texas Public Information Act (TPIA), Chapter 552, Texas Government Code. In accordance with §§552.002 and 2252.907, Texas Government Code, and at no additional charge to MD Anderson, Bellicum will make any information created or exchanged with MD Anderson pursuant to the Agreement (and not otherwise exempt from disclosure under TPIA) available in a format reasonably requested by MD Anderson that is accessible by the public.

9.3
Publicity: Unless otherwise required by applicable Law or the rules and regulations of any national stock exchange on which the securities of Bellicum are listed, no Party shall make any public announcements in respect of the Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party, provided that Buyer strictly adheres to all statutes, court decisions and the opinions of the Texas Attorney General with respect to disclosure of public information under the Texas Public Information Act, Chapter 552, Texas Government Code, and that the press statement set forth on Exhibit I to the APA is otherwise hereby preapproved for dissemination. Further, Bellicum will not state or imply that MD Anderson endorses any of Bellicum’s products or services. All materials utilizing the name, trademarks, service marks, or symbols of MD Anderson or The University of Texas for any purpose, including, but not limited to, the use in advertising, marketing, and sales promotion materials or any other materials or mediums (such as the internet, domain names, or URL addresses), must be submitted to MD Anderson’s Chief Legal Officer for prior written approval at the following address:

Mailing Address: (Via U.S. Mail)
The University of Texas M. D. Anderson Cancer Center
ATTN: Chief Legal Officer
7007 Bertner Ave.
Houston, Texas 77030

9.4
Compliance with Laws, Regulations and Policies: MD Anderson and Bellicum will cooperate fully in meeting any obligations imposed upon MD Anderson or Bellicum by any Governmental Authority with respect to the Services performed under the terms of the Agreement. This obligation will specifically include, but not be limited to, compliance with the Health Insurance Portability and Accountability Act. Bellicum (and its representatives, agents, employees, and permitted subcontractors) will comply with all applicable MD Anderson rules and policies, including, without limitation, those related to environmental quality, safety, fire prevention, noise, information security, and architectural barriers issued by MD Anderson’s Department of Environmental Health and Safety, and those that restrict the use of alcohol on MD Anderson’s campus. In the event Bellicum is granted physical access to MD Anderson’s assets or facilities, Bellicum shall do so at its sole risk and expense.

9.5	Insurance:

9.5.A
During the Term of the Agreement, Bellicum will carry at least the following insurance, with companies authorized to conduct the business of insurance in the State of Texas having an A.M. Best Rating of A-VII or better, and in amounts not less than the following minimum limits of coverage:

(i)	Workers’ compensation insurance, with statutory limits as required by the various laws applicable to Bellicum’s employees and subcontractors;

(ii)	Commercial General Liability Insurance with limits of not less than:

(a)	Each Occurrence Limit $1,000,000

(b)	Personal & Advertising Injury $1,000,000

(c)	General Aggregate $2,000,000

(d)	Products - Completed Operations Aggregate $2,000,000
The required Commercial General Liability policy will be issued on a form that insures Bellicum’s liability for bodily injury (including death), property damage, personal and advertising injury assumed under the terms of the Agreement. To the extent Bellicum’s Commercial General Liability Insurance is written on a claims-made basis, Bellicum shall purchase an extended reporting period endorsement effective for twenty-four (24) months after the expiration or cancellation of the policy;

(iii)
MD Anderson is governed by the Texas Tort Claims Act, which sets forth certain limitations and restrictions on the types of liability and the types of insurance coverage that can be required of MD Anderson.

9.5.B
Bellicum will deliver to MD Anderson evidence of insurance on a Texas Department of Insurance approved certificate form verifying the existence and actual limits of all required insurance policies after the execution and delivery of this Agreement. Additional evidence of insurance will be provided verifying the continued existence of all required insurance no later than thirty (30) days after each annual insurance policy renewal. All insurance policies will be endorsed and name MD Anderson and The Board of Regents of the University of Texas System (the “Board”) as Additional Insureds for liability caused in whole or in part by Bellicum’s acts or omissions with respect to its on-going and completed operations up to the actual liability limits of the required insurance policies maintained by Bellicum. Commercial General Liability will provide Additional Insured endorsement including ongoing and completed operations coverage will be submitted with the Certificates of Insurance. Commercial General Liability will be endorsed to provide primary and non-contributory coverage. Bellicum hereby waives all rights of subrogation against MD Anderson. All insurance policies will be endorsed to provide a waiver of subrogation in favor of MD Anderson. No policy will be canceled until after thirty (30) days' unconditional written notice to MD Anderson. All insurance policies will be endorsed to require the insurance carrier providing coverage to send notice to MD Anderson thirty (30) days prior to any cancellation, material change, or non-renewal relating to any insurance policy required in this Section 9.5. Bellicum will pay any deductible for any loss. All deductibles will be shown on the Certificates of Insurance. Bellicum’s insurance will be primary and non-contributory to any insurance carried or self-insurance program established by MD Anderson or System. Bellicum’s insurance will be kept in force until during the Term and for a period of one year thereafter.

9.6	INTELLECTUAL PROPERTY

9.6.A
All deliverables, results and data generated by MD Anderson, whether patentable or not, in the course of performing the Services hereunder (including, without limitation, all Intellectual Property therein) shall be owned by Bellicum.

9.6.B
Bellicum retains all right, title, and interest in and to any Bellicum Intellectual Property. Nothing in the Agreement shall be construed to grant MD Anderson any right or license to any Bellicum Intellectual Property except as expressly set forth herein. During the Term, Bellicum hereby grants to MD Anderson a fully paid, non-exclusive license under any and all Bellicum Intellectual Property and Bellicum Arising IP that is necessary for the sole and limited purpose of MD Anderson’s performance of its obligations under the Agreement, including the Services and the Manufacture of Patient Lots.

9.6.C
MD Anderson retains all right, title, and interest in and to any MD Anderson Intellectual Property. Any Intellectual Property created or developed solely or jointly by MD Anderson in the course of performing the Services that relates generally to the Development or Manufacture of substances or drug products, including any process, protocol, technology, Know-How or the like that applies generally to the conduct by MD Anderson of laboratory and manufacturing operations and activities, and does not incorporate or utilize Bellicum Confidential Information or Bellicum Intellectual Property, shall be “MD Anderson Arising IP” and MD Anderson shall own all right, title and interest therein. MD Anderson hereby grants to Bellicum a fully paid, non-exclusive license, to use MD Anderson Arising IP for the sole and limited purposes of the Development, Manufacturing and Commercialization, by or on behalf of Bellicum or a Bellicum sublicensee, of Bellicum the cell therapy products that are the subject of one or more Work Order hereunder.

9.6.D
All Intellectual Property created or developed by Bellicum or solely or jointly by MD Anderson in the course of performing the Services that incorporates or utilizes Bellicum Confidential Information or Bellicum Intellectual Property, shall be “Bellicum Arising IP” and the exclusive property of Bellicum. As such, if any such Bellicum Arising IP is created or developed solely by MD Anderson, MD Anderson shall provide written notice to Bellicum of any such Bellicum Arising IP, as soon as possible. MD Anderson hereby assigns to Bellicum all right, title, and interest in and to all such Bellicum Arising IP, and shall take any actions, including but not limited to the execution of documents, reasonably requested by Bellicum and at Bellicum’s expense, to effect the purposes of the foregoing.

9.7
Referrals: It is understood and agreed by the Parties that: (i) there is no agreement hereunder that either Party refer business to the other Party or any of its Affiliates; (ii) no part of the Services provided or payments made hereunder are intended or should be construed to be in exchange for referrals or arranging referrals; and (iii) payments hereunder represent fair market value determined by the Parties through good faith, arms-length bargaining.

9.8
Ethics Matters; No Financial Interest: Bellicum and its employees, agents, and representatives have read and understood the following prior to the commencement of Services under the Agreement: MD Anderson’s Ethics Policy, Conflicts of Interest Policy, and Standards of Conduct Guide available at http://www.mdanderson.org/about-us/doing-business/vendors-and-suppliers/index.html and at https://www.mdanderson.org/about-md-anderson/business-legal/conflict-of-interest.html, and applicable state ethics laws and rules available at www.utsystem.edu/ogc/ethics. Neither Bellicum nor its employees, agents, or representatives will assist or cause MD Anderson employees to violate MD Anderson’s Ethics Policy, Conflicts of Interest Policy, Standards of Conduct Guide, or applicable state ethics laws or rules. Bellicum represents and warrants that no member of the Board has a direct or indirect financial interest in the transaction that is the subject of the Agreement.

Section 10.	GOVERNANCE

10.1
Joint Steering Committee: The Parties have formed a Joint Steering Committee (the “JSC”), in which each Party has appointed the following two (2) executive employees as such Party’s members of the JSC (the “Members”), all of whom shall be familiar with and have responsibility for oversight of the activities under the Agreement:

MD Anderson:	Houman Mesghali
Jason Bock

Bellicum:	Alan Smith
Shane Ward
Each Party may with written notice to the other Party, change one or more of its Members appointed to the JSC. The JSC shall have general oversight and review of the activities and results under the Agreement and shall be the initial forum for seeking to resolve any issues referred to the JSC by either Party or both. Specifically, but without limitation, the JSC shall seek in good faith to resolve any disputes or issues regarding the Manufacturing schedule or Manufacturing processes for the product.

10.2
Steering Committee Meetings: The JSC shall meet, in person or via teleconference or video-conference, on a reasonably regular basis, as planned and agreed by the JSC Members, and in any event within fourteen (14) calendar days after receipt of a written request for such a meeting by one Party to the other Party. The request shall describe the matters or issues to be discussed, including any matter in dispute, and the solution which the requesting Party proposes to be decided. Each Party may invite other employees to attend the JSC meeting from particular departments/areas of expertise as may be necessary to discuss the agenda topics or matters or issues in dispute. Any action or decision by the JSC shall be taken by unanimous consent of the JSC, with the Members of each Party collectively having a single vote, or by a written resolution signed by all of the Members. If the JSC is unable to reach unanimous consent on a particular matter or issue being discussed by the JSC, then the matter or issues will be referred by each Party to a responsible member of senior management to be designated by each Party, who will use good faith efforts to resolve such matter or issue.

Section 11.	GENERAL PROVISIONS

11.1
Entire Agreement: The Agreement, read together with the specific provisions of the APA referred to in the Agreement, constitute the entire and complete agreement between the Parties with respect to the subject matter contemplated herein. The Agreement supersedes any prior agreements or understandings, whether written or oral, between the Parties with respect to the Services. To the extent that any provision of the Agreement conflicts with or is inconsistent with the terms of the APA, the APA shall govern.

11.2	Amendment: No modification, alteration, waiver, or supplement of the Agreement will be effective unless it is set forth in a written instrument that is signed by both Parties to the Agreement.

11.3
Independent Contractor: MD Anderson is an independent contractor with respect to the performance of all Services, and neither MD Anderson nor anyone employed by MD Anderson will be deemed for any purpose to be the employee, agent, servant, or representative of Bellicum in the performance of any Service or any part thereof in any manner dealt with herein. Bellicum will have no direction or control of MD Anderson or its employees and agents. Bellicum will not represent itself to be an agent or representative of MD Anderson or System or the State of Texas. MD Anderson shall never be liable for Bellicum’s federal or state income taxes, franchise taxes, or taxes on Bellicum’s personnel, including personal income tax and social security taxes associated therewith. Bellicum will cooperate with, and provide reasonable assistance to, MD Anderson in obtaining any tax exemptions to which MD Anderson is entitled.

11.4
Non-Exclusive Agreement: Nothing in the Agreement is intended to prevent, or should be construed as preventing, MD Anderson from contracting with any Third Party for the provision of goods or services the same as or similar to the Services. MD Anderson may, notwithstanding anything contained herein to the contrary, engage in whatever activities MD Anderson chooses, in MD Anderson’s sole and absolute discretion, whether the same are competitive with Bellicum or otherwise. Bellicum acknowledges and agrees that this Section 11.4 is a material part of the consideration for MD Anderson to enter into this Agreement and to provide the Services.

11.5
Assignment: No rights and privileges granted to any Party under the Agreement may be transferred or assigned without obtaining the prior written consent of the other Party. The foregoing prohibition will also apply to any change in control of Bellicum. Any attempt to transfer or assign any rights or privileges under the Agreement without having first obtained written consent from the other Party will be null and void and will entitle the other Party to immediately terminate the Agreement. Notwithstanding anything to the contrary herein, any assignment of the Agreement shall not relieve the assigning Party of its obligations hereunder.

11.6
Severability: If any provision of the Agreement is held by a court of competent jurisdiction to be unenforceable, the Agreement shall be deemed to be amended to the extent necessary to make such provision enforceable, or, if necessary, the Agreement shall be deemed to be amended to delete the unenforceable provision or portion thereof. In the event any provision is deleted or amended, the remaining provisions shall remain in full force and effect.

11.7
Non-Waiver of Defaults: Failure of any Party to declare any default by any other Party immediately upon occurrence thereof, or delay by any Party in taking any action in connection therewith, will not waive such default or a potential remedy for such default.

11.8
Force Majeure: Except for the duty to make payments when due and any indemnification provisions under the Agreement, neither Party will be liable or responsible to the other for any loss or damage or for any delays or failure to perform due to causes beyond its reasonable control, including, but not limited to, acts of God, employee strikes, epidemics, war, riots, flood, fire, sabotage, or any other circumstances of like character.

11.9
Notices: Any notice required or permitted to be sent under the Agreement will be delivered by hand, mailed by a nationally recognized overnight courier service (delivery receipt requested) with charges paid by the dispatching Party, or mailed by registered or certified mail, return receipt requested, to Bellicum or to MD Anderson, as the case may be, at the respective notice addresses identified in this Section 11.9. Notice so mailed will be deemed effective (A) upon hand delivery, (B) on the scheduled date of delivery by a nationally recognized overnight courier service, or (C) on the third (3rd) day following the date of deposit into the United States mail.

BELLICUM:

Bellicum Pharmaceuticals, Inc.
2130 West Holcombe Blvd
Suite 800
Houston, TX 77030
Attention: General Counsel
Email: sward@bellicum.com

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP
2 Houston Center
909 Fannin Street, Suite 2000
Houston, TX 77010-1028
Attention: Andrew L. Strong
Email: andrew.strong@pillsburylaw.com

MD ANDERSON:

Jason Bock, VP & Head, Biologics Prod Dev, Biologics Development
MD Anderson Cancer Center
Biologics Development
1515 Holcombe Blvd.
Unit 952
Houston, TX 77030-4009
jbbock@mdanderson.org
(713) 745-9495

AND

Legal Services
The University of Texas M. D. Anderson Cancer Center
ATTN: Chief Legal Officer
7007 Bertner Avenue
Houston, Texas 77030

Or such other person or address as may be given in writing in accordance with this Section.

11.10
Dispute Resolution: To the extent that Chapter 2260, Texas Government Code, as it may be amended from time to time (“Chapter 2260”), is applicable to the Agreement and is not preempted by other applicable law, the dispute resolution process provided for in Chapter 2260 will be used by MD Anderson and Bellicum to attempt to resolve any claim for breach of contract that cannot be resolved in the ordinary course of business. The chief business officer of MD Anderson will examine Bellicum’s claim and any counterclaim and negotiate in an effort to resolve the claims. The Parties specifically agree (i) neither execution of this Agreement by MD Anderson nor any other conduct, action or inaction of any representative of MD Anderson relating to the Agreement constitutes or is intended to constitute a waiver of MD Anderson’s or the state’s sovereign immunity to suit; and (ii) MD Anderson has not waived its right to seek redress in the courts. Any periods set forth in the Agreement for notice and cure of defaults are not waived.

11.11
Counterparts; Facsimile Signature: The Agreement may be executed in any number of counterparts, each of which will for all purposes be deemed an original of the Agreement, but all of which together will constitute one and the same document. The Agreement also may be evidenced by facsimile signature or by e-mail delivery of a “.pdf” format data file, and facsimile or “.pdf” signature page will be deemed to be an original signature and is to be considered to have the same binding effect as the delivery of an original signature on an original contract.

11.12
Survival: Expiration or termination of the Agreement will not affect any right or obligation that either Party may have accrued prior to such expiration or termination. In particular, all indemnity provisions of the Agreement will survive the expiration or termination of the Agreement.

11.13
Governing Law and Venue: The Agreement will be construed under and in accordance with the laws of the State of Texas without reference to its conflicts of law provisions, and all obligations of the Parties created under the Agreement are performable in Harris County, Texas. Subject to the sovereign immunity of the State of Texas, any lawsuit brought against MD Anderson under the Agreement may only be filed in the State District Court in Harris County, Texas.

11.14
Loss of Funding: Performance by MD Anderson under the Agreement may be dependent upon the appropriation and allotment of funds by the Texas State Legislature (the “Legislature”) and/or allocation of funds by the Board. If the Legislature fails to appropriate or allot the necessary funds, or the Board fails to allocate the necessary funds, then MD Anderson will issue written notice to Bellicum and MD Anderson may terminate the Agreement without further duty or obligation under the Agreement. Bellicum acknowledges that appropriation, allotment, and allocation of funds are beyond the control of MD Anderson.

11.15
Certification regarding Boycotting Israel: Pursuant to Chapter 2270, Texas Government Code, Bellicum certifies that it (1) does not currently boycott Israel, and (b) will not boycott Israel during the Term. Bellicum acknowledges the Agreement may be terminated if this certification is inaccurate or becomes inaccurate at any time during the Term.

11.16
Certification regarding Business with Certain Countries and Organizations: Pursuant to Chapter 2252, Texas Government Code, Bellicum certifies that it is not engaged in business with Iran, Sudan, or a foreign terrorist organization. Bellicum acknowledges the Agreement may be terminated if this certification is inaccurate or becomes inaccurate at any time during the Term.

11.17
Construction. The Agreement shall not be construed either more favorably for or strongly against either of the Parties based upon which Party drafted it. Every covenant, term, and provision of the Agreement shall be construed simply according to its fair meaning.

11.18	Headings. The headings used in the Agreement are used for reference purposes only and do not constitute substantive matters to be considered in construing the terms of the Agreement.

11.19
State Auditor's Office. The State Auditor's Office may conduct an audit or investigation in connection with procurements made by MD Anderson as set out in Sections 51.9335(c), 73.115(c) and 74.008(c) of the Texas Education Code. This provision is included in contracts to (1) notify Bellicum that the State Auditor may require Bellicum to provide records related to the procurement; and (2) to be sure Bellicum notifies any subcontractors about this information.

11.20
Texas Family Code Child Support Certification. Pursuant to Section 231.006, Texas Family Code, Bellicum represents and warrants that it is not ineligible to receive the award of or payments under the Agreement and acknowledges and agrees that the Agreement may be terminated and payment withheld if this certification is inaccurate.

11.21	Texas State Agency:

11.21.A
MD Anderson is an agency of the State of Texas and under the Constitution and laws of the State of Texas possesses certain rights and privileges, is subject to certain limitations and restrictions, and only has such authority as is granted to it under the Constitution and laws of the State of Texas. Nothing in the Agreement is intended to be, or will be construed as, a waiver of the sovereign immunity of the State of Texas or a prospective waiver or restriction of any of the rights, remedies, claims, and privileges of the State of Texas.

Moreover, notwithstanding the generality or specificity of any provision of the Agreement (including, without limitation, any provision pertaining to indemnification, a cap on liability, a limitation of damages, or a waiver or limitation of rights, remedies, representations, or warranties), the provisions of the Agreement as they pertain to MD Anderson are enforceable only to the extent authorized by the Constitution and laws of the State of Texas.

11.21.B
Any provision of any applicable law, rule, or regulation that invalidates any provision of the Agreement or would cause one or both of the Parties hereto to be in violation of law will be deemed to have superseded the terms of the Agreement. The Parties, however, will use reasonable efforts to accommodate the terms and intent of the Agreement to the greatest extent possible consistent with the requirements of the law and negotiate in good faith toward amendment of the Agreement in such respect.

11.22
Rules of Construction. Interpretation of the Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) the word “including” and words of similar import shall mean “including, without limitation,” (c) provisions shall apply, when appropriate, to successive events and transactions, (d) the headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of the Agreement, (e) the words “herein,” “hereto,” “hereinafter” and words of similar import refer to the Agreement as a whole, (f) ”may” is permissive and “may not” is mandatory, (g) ”will” and “shall” are mandatory, not merely expressions of future intent or expectation, (h) items omitted from non-exclusive lists or examples shall not be deemed to be a purposeful omission of other items in such non-exclusive lists or examples, even if such items were originally included in such lists or examples or discussed between the Parties during the negotiation of the Agreement, and (i) the Agreement was drafted with the joint participation of both Parties and shall be construed neither against nor in favor of either, but rather in accordance with the fair meaning hereof.

[Remainder of page intentionally left blank; Signature page follows]

Having agreed to the foregoing terms, and with the intention of being bound, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

THE UNIVERSITY OF TEXAS M. D. ANDERSON CANCER CENTER:	BELLICUM:

By:___________________________	By:___________________________
Name:________________________	Name:________________________
Its:___________________________	Its:___________________________

Read and Approved:

By:___________________________
Name: Jason B. Bock, PhD_______
Its: VP and Head of Biologics Development and Therapeutics Discovery

EXHIBIT A
DEFINITIONS
This Exhibit A to the Agreement provides agreed upon definitions applicable to the Parties for purposes of the Agreement. All capitalized terms used in the Agreement without definition shall have the meanings ascribed thereto in this Exhibit A.
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Action Plan” has the meaning set forth in Section 4.2 of the Agreement.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of the Agreement, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of the Agreement each of (a) The University of Texas System, and (b) The UT Board of Regents is an Affiliate of MD Anderson.
“Anti-Bribery Laws” has the meaning set forth in Section 8.3 of the Agreement.
“APA” has the meaning set forth in the Recitals section of the Agreement.
“Batch Production Record” means a manufacturing record for a Patient Lot generated by MD Anderson concurrently with the production of a specific Patient Lot such that successive steps in such processes are documented.
“Bellicum Arising IP” has the meaning set forth in Section 9.6.D of the Agreement.
“Bellicum Obligations” has the meaning set forth in Section 2.4 of the Agreement.
“Board” has the meaning set forth in Section 9.5.B of the Agreement.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.
“Confidential Information” has the meaning set forth in Section 9.1 of the Agreement.
“Conforming Product” means any Deliverable that meets the Specifications.
“Covered Resources” has the meaning set forth in Section 8.5 of the Agreement.
“Current Bellicum Products” means the following Bellicum products: BPX-601, BPX-603, and the BPX-501_OTS.
“Deliverable” means any work, or product Delivered or required to be Delivered by MD Anderson to Bellicum in fulfillment of its obligations under a Work Order under the Agreement.
“Delivery” and “Delivered” means MD Anderson’s making available of any Deliverable, including any Patient Lots, as directed by Bellicum, to Bellicum’s carrier at the Facility.
“Develop,” “Developing” or “Development” means any and all activities relating to research, non-clinical, preclinical and clinical trials, toxicology testing, statistical analysis, publication and presentation of research and study results and reporting, preparation and submission of applications (including any CMC-related information) for regulatory approval of a product, necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining all regulatory approvals for such product. For clarity, “Development” shall not include any activities included within the Manufacturing of a product.
“Dedicated Suites” means two (2) biomanufacturing suites at the Facility for the Manufacture of Patient Lots.
“Disclosing Party” has the meaning set forth in Section 9.1 of the Agreement.
“Effective Date” has the meaning set forth in the Recitals section of the Agreement.

“EMA” means the European Medicines Agency or its successor.
“EU” means the countries of the European Union as it exists at any time.
“Excluded/Adverse Actions” has the meaning set forth in Section 8.7 of the Agreement.
“Existing Process” means all Specifications relating to the Manufacturing process for the Patient Lots as set forth in each Work Order.
“Expansion Option” has the meaning set forth in Section 2.7.B of the Agreement.
“Extended Term” has the meaning set forth in Section 6.1.A
“Facility” has the meaning set forth in Section 2.7 of the Agreement.
“FD&C Act” means the U.S. Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder.
“FDA” means the U.S. Food and Drug Administration or its successor.
“Good Manufacturing Practices” or “cGMPs” means the then-current good manufacturing practices required by (i) the FDA, as set forth in the FD&C Act and the regulations promulgated thereunder, for the manufacture and testing of pharmaceutical materials, including the provisions of 21 C.F.R. Parts 210 and 211, (ii) European Commission Directive 91/356/EEC, as amended by Directive 2003/94/EC, and 91/412/EEC respectively, as well as “The rules governing medicinal products in the European Union,” Volume 4, Guidelines for good manufacturing practices for medicinal products for human and veterinary use, and (iii) the principles detailed in the ICH Q7A guidelines, in each case, including all applicable rules, regulations, orders and guidance applicable thereto, and as each may be amended from time to time, and any successor thereto.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority.
“HIPAA” has the meaning set forth in Section 8.4 of the Agreement.
“IND” means both the application of an Investigational New Drug Application to the FDA and its equivalent in other countries and their Regulatory Authorities, such as a clinical trial application or a clinical trial exemption, the filing of which is necessary to commence or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.
“Initial Supply Commitment” has the meaning set forth in Section 2.2 of the Agreement.
“Initial Term” has the meaning set forth in Section 6.1 of the Agreement.
“Indemnification Claim” has the meaning set forth in Section 8.12.C of the Agreement.
“Indemnified Party” has the meaning set forth in Section 8.12.C of the Agreement.
“Indemnifying Party” has the meaning set forth in Section 8.12.C of the Agreement.
“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (i) issued patents, patent applications, utility models and design rights; (ii) trademarks, service marks, brands, and other indicia of source or origin and all registrations, applications for registration, and renewals of, any of the foregoing; (iii) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing; (iv) internet domain names, social media accounts and all associated web addresses, URLs and websites and all content and data thereon or relating thereto; (v) mask works, and all registrations, applications for registration, and renewals thereof; (vi) industrial designs; (vii) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein; (viii) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; (ix) rights of publicity; and (x) all other intellectual or industrial property and proprietary rights.
“JSC” has the meaning set forth in Section 10.1 of the Agreement.
“Know-How” means any proprietary data, results, material(s), and nonpublic information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, discoveries, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports and plans, market research, expertise (including experts’ information), test data (including pharmacological, biological, chemical, biochemical, toxicological, preclinical and clinical test data), analytical and quality control data, stability data, other study data and procedures.
“Laws” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority or Regulatory Authority.
“Lead-Time” means the number of days it will take, on average, for MD Anderson to perform the Services to create a Deliverable that is released for Delivery, including Manufacturing and testing all Deliverables.
“LEIE” has the meaning set forth in Section 8.7 of the Agreement.
“Liabilities” means liabilities, obligations, or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise.
“Losses” means any and all claims, losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs (including court costs and costs of appeal), expenses of whatever kind (including, without limitation, reasonable costs of investigation defense, reasonable accountants’, attorneys’ and similar fees, the cost of enforcing any right to indemnification hereunder, interest accrued on late indemnification payments and the cost of pursuing any insurance providers) or diminution in value incurred or suffered by an indemnitee, whether or not involving a third party claim; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party, or related to criminal, intentional, fraudulent or willful misconduct.
“Manufacture” or “Manufacturing” means all activities, whether performed by a Party or a Third Party designee of a Party, related to the manufacturing of a product or Deliverable, or any ingredient thereof, including manufacturing for clinical use or commercial sale, formulation, filling and finishing activities, in process and product testing, release of product, quality assurance activities related to manufacturing and release of product, handling and storage of product and ongoing stability tests, initial product packaging (but not labeling or packaging for shipping), and regulatory activities related to any of the foregoing.
“Master Batch Records” has the meaning set forth in the QAA.
“Marketing Authorization” means an approval and authorization, including any renewals thereof, of the applicable Regulatory Authority necessary for the Manufacture, packaging, marketing, storage, import, export, transport, distribution, sale and use of a pharmaceutical or biologic product in any country.
“Materials” means all materials and technology required or necessary to create or Manufacture the Deliverables in accordance with a Work Order, including Raw Materials, cell banks, reagents and any materials described in a Work Order.
“MD Anderson” has the meaning set forth in the preamble of the Agreement and the Additional Terms.
“MD Anderson Arising IP” has the meaning set forth in Section 9.6.C of the Agreement.
“MD Anderson Indemnitees” has the meaning set forth in Section 8.12.A of the Agreement.
“Members” has the meaning set forth in Section 10.1 of the Agreement.
“Non-Conforming Product” means any Deliverable that does not meet the Specifications.
“Notice of Termination” has the meaning set forth in Section 6.2 of the Agreement.
“Patient Lot” has the meaning set forth in Section 2.2 of the Agreement.
“Party” or “Parties” has the meaning set forth in the preamble of the Agreement.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Person-In-Plant” or “PIP” has the meaning set forth in Section 5.3.B of the Agreement.
“PHI” has the meaning set forth in Section 8.4 of the Agreement.
“Process Inherent Issue” means characteristics of the Existing Process or Specifications which negatively affect the Manufacturing process, consistent with historical production rates (if applicable), which are not the result of either Party’s negligent or willful act or omission.
“Quality Assurance Agreement” or “QAA” means a detailed document specifying the quality and regulatory procedures and responsibilities of the Parties with respect to the Manufacture of Deliverables. The QAA attached as Exhibit C is specific for the Patient Lots, entered into pursuant to Section 5.1 of the Agreement by and between MD Anderson and Bellicum. All references to Quality Agreement herein shall refer to the Quality Agreement in effect at the time of the Manufacture of the applicable Deliverable.
“Raw Materials” has the meaning set forth in the QAA.
“Release Package” has the meaning set forth in the QAA.
“Receiving Party” has the meaning set forth in Section 9.2 of the Agreement.
“Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country or regulatory jurisdiction, including (i) in the U.S., the FDA, and (ii) in the EU, the EMA, the European Commission and relevant national medicines regulatory authorities.
“Representatives” means, with respect to any Person (and its Affiliates), any and all Regents, directors, officers, full-time employees, part-time employees, temporary workers, subcontractors, consultants, agents, permitted sublicensees (if any) and legal, technical, and business advisors.
“Reprocess” or “Reprocessing” means introducing a Deliverable back into, and repeating appropriate manipulation steps that are part of, the established Specifications or Manufacturing process.
“SAM” has the meaning set forth in Section 8.7 of the Agreement.
“Services” means the services to be performed MD Anderson as described in this Agreement and in a mutually agreed upon and executed Work Order.
“Supply Interruption” has the meaning set forth in Section 4.2 of the Agreement.
“Supply Failure” has the meaning set forth in Section 4.2 of the Agreement.
“Specifications” shall mean all criteria and instructions relating to the Services including description of all Materials, instructions for performing the Services, description of Deliverables, processes to Manufacture, test, and release Deliverables, handling and storage requirements of all Materials and Deliverables, approved suppliers of Materials (as applicable), process flow diagrams, formulas, master formulas, analytical and testing procedures, in-process control and release tests for the Deliverables, artwork (as applicable), and release, packaging, storage, labeling and other processes relating to the Materials provided by Bellicum to MD Anderson.
“Storage Guidelines” means those procedures, methods and conditions for preserving, monitoring and storing all Materials, Raw Materials and Patient Lots, as set forth in the QAA or as otherwise mutually agreed to in writing by the Parties.
“System” has the meaning set forth in the preamble of the Agreement.
“Term” has the meaning set forth in Section 6.1 of the Agreement.
“Termination Date” has the meaning set forth in Section 6.2 of the Agreement.
“Third Party” means any Person other than the Parties.
“Work Orders” has the meaning set forth in Section 1.1 of the Agreement.

“Work Order Termination Date” has the meaning set forth in Section 6.4 of the Agreement.

EXHIBIT G
Form of Work Order #1
[***]

EXHIBIT H
Description of Sublease Agreement
[***]

EXHIBIT I
Agreed Public Announcement
[***]

EXHIBIT J
Form of Consent to Assignment
[***]